Exhibit 99.1

PROLOGIS

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

     ProLogis:

     We have audited the accompanying consolidated balance sheets of ProLogis and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of ProLogis’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProLogis and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of ProLogis’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP

Los Angeles, California
March 14, 2005, except as to
      paragraphs 17 and 50 of note 2,
      paragraphs 4 and 5 of note 6,
      paragraph 4 and note 12 and note 19,
      which are as of June 30, 2005

PROLOGIS

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2004	2003
ASSETS
Real estate	$6,333,731	$5,854,047
Less accumulated depreciation	989,221	847,221

	5,344,510	5,006,826
Investments in and advances to unconsolidated investees	908,513	677,293
Cash and cash equivalents	236,529	331,503
Accounts and notes receivable	92,015	44,906
Other assets	401,564	306,938
Discontinued operations — assets held for sale	114,668	—

Total assets	$7,097,799	$6,367,466

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Lines of credit	$912,326	$699,468
Short-term borrowing	47,676	—
Senior notes	1,962,316	1,776,789
Secured debt and assessment bonds	491,643	514,412
Accounts payable and accrued expenses	192,332	149,071
Construction costs payable	63,509	26,825
Other liabilities	196,240	104,192
Discontinued operations — assets held for sale	62,991	—

Total liabilities	3,929,033	3,270,757

Minority interest	66,273	37,777
Shareholders’ equity:
Series C Preferred Shares at stated liquidation preference of $50.00 per share; $0.01 par value; 2,000,000 shares issued and outstanding at December 31, 2004 and 2003	100,000	100,000
Series D Preferred Shares at stated liquidation preference of $25.00 per share; $0.01 par value; 5,000,000 shares issued and outstanding at December 31, 2003	—	125,000
Series F Preferred Shares at stated liquidation preference of $25.00 per share; $0.01 par value; 5,000,000 shares issued and outstanding at December 31, 2004 and 2003	125,000	125,000
Series G Preferred Shares at stated liquidation preference of $25.00 per share; $0.01 par value; 5,000,000 shares issued and outstanding at December 31, 2004 and 2003	125,000	125,000
Common Shares; $0.01 par value; 185,788,783 shares issued and outstanding at December 31, 2004 and 180,182,615 shares issued and outstanding at December 31, 2003	1,858	1,802
Additional paid-in capital	3,249,576	3,073,959
Accumulated other comprehensive income	194,445	138,235
Distributions in excess of net earnings	(693,386)	(630,064)

Total shareholders’ equity	3,102,493	3,058,932

Total liabilities and shareholders’ equity	$7,097,799	$6,367,466

The accompanying notes are an integral part of these consolidated financial statements.

PROLOGIS

CONSOLIDATED STATEMENTS OF EARNINGS
Years Ended December 31, 2004, 2003 and 2002
(In thousands, except per share data)

	2004	2003	2002
	(revised)	(revised)	(revised)
Revenues:
Rental income, including expense recoveries from customers of $100,662 in 2004, $98,707 in 2003 and $92,245 in 2002	$543,559	$541,278	$538,764
Property management and other property fund fees	50,778	44,184	34,536
Development management fees and other CDFS income	2,698	2,349	4,509

Total revenues	597,035	587,811	577,809

Expenses:
Rental expenses	141,796	135,360	124,348
General and administrative	82,147	65,907	53,893
Depreciation and amortization	171,738	163,932	152,213
Relocation expenses	6,794	—	—
Other expenses	5,519	7,608	4,541

Total expenses	407,994	372,807	334,995

Gains on certain dispositions of CDFS business assets, net:
Net proceeds from dispositions	1,288,665	900,978	941,003
Costs of assets disposed of	1,111,698	774,452	818,739

Total gains, net	176,967	126,526	122,264

Operating income	366,008	341,530	365,078
Income from unconsolidated property funds	42,899	27,265	26,186
Income (losses) from other unconsolidated investees, net	(801)	(12,231)	35,659
Interest expense	(153,334)	(155,475)	(152,958)
Interest and other income	3,007	1,883	2,368

Earnings before minority interest	257,779	202,972	276,333
Minority interest share in earnings	4,875	4,959	5,508

Earnings before certain net gains and net foreign currency exchange gains (expenses/losses)	252,904	198,013	270,825
Gains recognized on dispositions of certain non-CDFS business assets, net	6,072	1,638	6,648
Gains on partial dispositions of investments in property funds	3,328	74,716	—
Foreign currency exchange gains (expenses/losses), net	14,686	(10,587)	(2,031)

Earnings before income taxes	276,990	263,780	275,442
Income tax expense:
Current	24,870	4,759	10,509
Deferred	18,692	10,615	17,660

Total income tax expense	43,562	15,374	28,169

Earnings from continuing operations	233,428	248,406	247,273
Discontinued operations:
Loss attributable to assets held for sale, net	(36,671)	—	—
Assets disposed of:
Operating income attributable to assets disposed of, net	1,770	2,269	1,608
Gains recognized on dispositions, net:
Non-CDFS business assets	1,549	—	—
CDFS business assets	32,719	—	—

Total gains, net	34,268	—	—

Total discontinued operations	(633)	2,269	1,608

Net earnings	232,795	250,675	248,881
Less preferred share dividends	25,746	30,485	32,715
Less excess of redemption values over carrying values of Preferred Shares redeemed	4,236	7,823	—

Net earnings attributable to Common Shares	$202,813	$212,367	$216,166

Weighted average Common Shares outstanding — Basic	182,226	179,245	177,813

Weighted average Common Shares outstanding — Diluted	191,801	187,222	184,869

Net earnings (loss) attributable to Common Shares per share — Basic:
Continuing operations	$1.12	$1.17	$1.21

	2004	2003	2002
	(revised)	(revised)	(revised)
Discontinued operations	(0.01)	0.01	0.01

Net earnings attributable to Common Shares per share — Basic	$1.11	$1.18	$1.22

Net earnings (loss) attributable to Common Shares per share — Diluted:
Continuing operations	$1.09	$1.15	$1.19
Discontinued operations	(0.01)	0.01	0.01

Net earnings attributable to Common Shares per share — Diluted	$1.08	$1.16	$1.20

Distributions per Common Share	$1.46	$1.44	$1.42

The accompanying notes are an integral part of these consolidated financial statements.

PROLOGIS

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
Years Ended December 31, 2004, 2003 and 2002
(In thousands)

	2004	2003	2002
Common Shares — Number of shares at beginning of year	180,183	178,146	175,888
Issuances of Common Shares under Common Share plans	5,590	2,321	6,391
Repurchases of Common Shares	—	(388)	(4,405)
Conversions of limited partnership units	16	104	272

Common Shares — Number of shares at end of year	185,789	180,183	178,146

Common Shares (par value) at beginning of year	$1,801.8	$1,781.4	$1,758.9
Issuances of Common Shares under Common Share plans	55.9	23.2	63.8
Repurchases of Common Shares	—	(3.8)	(44.0)
Conversions of limited partnership units	0.2	1.0	2.7

Common Shares (par value) at end of year	$1,857.9	$1,801.8	$1,781.4

Preferred Shares at stated liquidation preference at beginning of year	$475,000	$400,000	$400,000
Redemption of Series E Preferred Shares	—	(50,000)	—
Redemption of Series D Preferred Shares	(125,000)	(125,000)	—
Issuance of Series F Preferred Shares	—	125,000	—
Issuance of Series G Preferred Shares	—	125,000	—

Preferred Shares at stated liquidation preference at end of year	$350,000	$475,000	$400,000

Additional paid-in capital at beginning of year	$3,073,959	$3,021,686	$2,961,263
Issuances of Common Shares under Common Share plans	146,726	42,306	146,649
Repurchases of Common Shares	—	(9,715)	(105,158)
Conversions of limited partnership units	869	355	1,491
Excess of redemption values over carrying values of Preferred Shares redeemed	4,236	7,823	—
Cost of issuing Series F Preferred Shares	(173)	(4,197)	—
Cost of issuing Series G Preferred Shares	(300)	(4,036)	—
Sales of share-based compensation awards to unconsolidated investees	—	319	1,003
Cost of share-based compensation awards	24,259	19,418	16,438

Additional paid-in capital at end of year	$3,249,576	$3,073,959	$3,021,686

Employee share purchase notes at beginning of year	$—	$—	$(12,663)
Principal payments on employee share purchase notes	—	—	2,963
Notes retired through Common Share repurchases	—	—	9,700

Employee share purchase notes at end of year	$—	$—	$—

Accumulated other comprehensive income (loss) at beginning of year	$138,235	$35,119	$(65,659)
Foreign currency translation adjustments	63,276	101,157	111,044
Unrealized gains (losses) on derivative contracts, net	(7,066)	1,959	(10,266)

Accumulated other comprehensive income at end of year	$194,445	$138,235	$35,119

Distributions in excess of net earnings at beginning of year	$(630,064)	$(584,244)	$(610,580)
Net earnings	232,795	250,675	248,881
Preferred Share dividends	(25,746)	(30,485)	(32,715)
Excess of redemption values over carrying values of Preferred Shares redeemed	(4,236)	(7,823)	—
Common Share distributions paid	(266,135)	(258,187)	(189,830)

Distributions in excess of net earnings at end of year	$(693,386)	$(630,064)	$(584,244)

Total shareholders’ equity at end of year	$3,102,493	$3,058,932	$2,874,342

Comprehensive income:
Net earnings	$232,795	$250,675	$248,881
Preferred Share dividends	(25,746)	(30,485)	(32,715)
Excess of redemption values over carrying values of Preferred Shares redeemed	(4,236)	(7,823)	—
Foreign currency translation adjustments	63,276	101,157	111,044
Unrealized gains (losses) on derivative contracts, net	(7,066)	1,959	(10,266)

Comprehensive income	$259,023	$315,483	$316,944

The accompanying notes are an integral part of these consolidated financial statements.

PROLOGIS

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004, 2003 and 2002
(In thousands)

	2004	2003	2002
Operating activities:
Net earnings	$232,795	$250,675	$248,881
Minority interest share in earnings	4,875	4,959	5,508
Adjustments to reconcile net earnings to net cash provided by operating activities:
Straight-lined rents	(9,654)	(7,236)	(4,576)
Cost of share-based compensation awards	19,544	15,453	12,369
Depreciation and amortization	174,606	164,969	153,075
Adjustments to income and fees from unconsolidated investees	(43,101)	(14,455)	(65,042)
Amortization of deferred loan costs	5,741	5,892	4,967
Gains recognized on dispositions of non-CDFS business assets, net	(7,621)	(1,638)	(6,648)
Gains on partial dispositions of investments in property funds	(3,328)	(74,716)	—
Adjustments to foreign currency exchange amounts recognized	(10,477)	13,083	14,690
Deferred income tax expense	18,692	10,615	17,660
Impairment charges recognized in discontinued operations	50,582	—	—
(Increase) decrease in accounts and notes receivable and other assets	(68,424)	(62,646)	47,508
Increase (decrease) in accounts payable and accrued expenses and other liabilities	117,102	23,576	(51,157)

Net cash provided by operating activities	481,332	328,531	377,235

Investing activities:
Real estate investments	(1,654,988)	(1,167,925)	(1,100,567)
Tenant improvements and lease commissions on previously leased space	(46,693)	(41,036)	(32,908)
Recurring capital expenditures	(24,561)	(22,789)	(30,600)
Cash payments associated with the Keystone Transaction	(510,560)	—	—
Cash received associated with the Keystone Transaction	177,106	—	—
Proceeds from dispositions of real estate assets	1,405,420	835,172	968,895
Net cash received from unconsolidated investees	25,288	73,270	79,835
Proceeds from the reduction of investment in an unconsolidated investee	—	35,940	—
Proceeds from partial dispositions of investments in property funds	13,209	210,302	—
Proceeds from repayments of notes receivable	—	—	2,250
Adjustments to cash balances resulting from reporting changes	3,284	—	18,527

Net cash used in investing activities	(612,495)	(77,066)	(94,568)

Financing activities:
Net proceeds from sales and issuances of Common Shares under various Common Share plans	146,782	42,329	146,713
Repurchases of Common Shares, net of costs	—	(9,715)	(95,502)
Net proceeds from sales of Preferred Shares	—	241,767	—
Redemptions of Preferred Shares	(125,000)	(175,000)	—
Distributions paid on Common Shares	(266,135)	(258,187)	(252,270)
Distributions paid to minority interest holders	(7,685)	(9,341)	(7,246)
Dividends paid on Preferred Shares	(25,746)	(31,214)	(32,715)
Debt and equity issuance costs paid	(4,507)	(10,426)	(3,165)
Proceeds from issuance of senior notes	420,573	300,000	—
Proceeds from issuance of secured debt	—	31,000	—
Principal payments on senior notes	(278,125)	(153,125)	(40,625)
Principal payments received on employee share purchase notes	—	—	2,963
Net proceeds from lines of credit and short-term borrowings	210,784	75,149	97,011
Regularly scheduled principal payments on secured debt and assessment bonds	(6,042)	(8,787)	(10,308)
Principal payments on secured debt and assessment bonds at maturity and prepayments	(28,298)	(62,844)	(2,473)
Purchases of derivative contracts	(412)	(2,377)	(2,389)
Proceeds from settlement of derivative contracts	—	—	159

Net cash provided by (used in) financing activities	36,189	(30,771)	(199,847)

Net increase (decrease) in cash and cash equivalents	(94,974)	220,694	82,820
Cash and cash equivalents, beginning of year	331,503	110,809	27,989

Cash and cash equivalents, end of year	$236,529	$331,503	$110,809

     See Note 13 for information on non-cash investing and financing activities.

The accompanying notes are an integral part of these consolidated financial statements.

PROLOGIS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002

1. Description of Business:

     ProLogis (collectively with its consolidated subsidiaries and partnerships “ProLogis”) is a publicly held real estate investment trust (“REIT”) that owns (directly or through unconsolidated investees), operates and develops industrial distribution properties in North America, Europe and Asia. ProLogis’ business consists of two reportable business segments: property operations and the corporate distribution facilities services business (“CDFS business”). The property operations segment represents the long-term ownership, management and leasing of industrial distribution properties. The CDFS business segment primarily encompasses ProLogis’ development of industrial distribution properties that are either contributed to an unconsolidated property fund in which ProLogis has an ownership interest and acts as manager, or sold to third parties. Additionally, ProLogis will acquire industrial distribution properties that are generally rehabilitated and/or repositioned in the CDFS business segment prior to being contributed to a property fund. See Note 12.

2. Summary of Significant Accounting Policies:

  Basis of Presentation and Consolidation

     ProLogis and its subsidiaries are included in the accompanying consolidated financial statements and are presented in ProLogis’ functional currency, the U.S. dollar. All entities that ProLogis controls, either through ownership of a majority voting interest, as the primary beneficiary, or otherwise, are consolidated. All material intercompany transactions with consolidated entities have been eliminated.

     ProLogis began presenting its investment in ProLogis UK Holdings S.A., formerly Kingspark Holding S.A., (collectively with its subsidiaries “Kingspark S.A.”), a Luxembourg company that performs CDFS business activities in the United Kingdom, and its investment in Kingspark LLC, a holding company that held the voting ownership interests of Kingspark S.A., on a consolidated basis on July 1, 2002. ProLogis began presenting its investment in ProLogis Logistics Services Incorporated (“ProLogis Logistics”), which owns CS Integrated LLC (“CSI”), on a consolidated basis on October 24, 2002. CSI previously operated as a temperature-controlled distribution company in the United States. These investments were previously presented under the equity method. The changes in the reporting methods applicable to these entities occurred when ProLogis acquired (directly or indirectly) 100% of the ownership interests (voting and non-voting) of Kingspark S.A. and ProLogis Logistics.

     The Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, in January 2003 and revised it in December 2003. ProLogis adopted the revised Interpretation No. 46 (“FIN 46R”) as of January 1, 2004. FIN 46R clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and requires that variable interest entities in which ProLogis is the primary beneficiary be presented on a consolidated basis in its financial statements. As a result of adopting FIN 46R on January 1, 2004, ProLogis began consolidating its investments in TCL Holding S.A. (“TCL Holding”), formerly Frigoscandia Holding S.A., and CSI/Frigo LLC, a company that holds the voting ownership interest in TCL Holding. Through December 31, 2003, ProLogis presented its investments in TCL Holding and CSI/Frigo LLC under the equity method. ProLogis’ combined effective ownership in these entities was 99.75% at December 31, 2004. The adoption of FIN 46R did not change the presentation of any of ProLogis’ other unconsolidated investments, as these investees are not variable interest entities and ProLogis will continue to present these investments under the equity method. See Note 5. However, an entity in which ProLogis acquired an ownership interest during 2004 is a variable interest entity of which ProLogis is the primary beneficiary. Based on the provisions of FIN 46R, ProLogis has presented this entity on a consolidated basis. See Notes 3 and 8.

  Use of Estimates

     The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Although these estimates and assumptions are based on current expectations, actual results could differ from those estimates and assumptions.

  Reclassifications

     Certain amounts included in ProLogis’ consolidated financial statements for prior years have been reclassified to conform to the 2004 financial statement presentation.

  REIT Organization Status

     ProLogis was formed as a Maryland business trust in January 1993 and has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Under the Code, REITs are not generally required to pay federal income taxes if minimum distribution, income, asset and shareholder tests are met. For 2004, 2003 and 2002, ProLogis believes it was in compliance with the REIT requirements of the Code.

  Long-Lived Assets

     Real Estate Assets

     Real estate assets are carried at cost, which is not in excess of estimated fair value. Costs incurred that are directly associated with the successful acquisition of real estate assets are capitalized as part of the investment basis of the real estate assets. Costs that are associated with unsuccessful acquisition efforts are expensed at the time the acquisition is abandoned. Costs incurred in developing, renovating and rehabilitating real estate assets are capitalized as part of the investment basis of the real estate assets. Costs incurred in making certain other improvements to the real estate assets are also capitalized. However, costs incurred in making repairs to and for maintaining real estate assets are expensed as incurred. Costs associated with in-place leases applicable to properties acquired for long-term investment are estimated and presented as a component of other assets. Further, as applicable, an additional allocation of the acquisition cost is made if the net present value of an acquired lease is favorable or unfavorable to relative market prices and to the extent customer relationships exist.

     ProLogis capitalizes general and administrative costs, primarily payroll and payroll related costs, incurred prior to the acquisition of land parcels and associated with development, renovation, rehabilitation and leasing activities if such costs are incremental and identifiable to a specific activity. During the land development and construction periods of qualifying projects, interest costs and real estate taxes are capitalized. Capitalized costs are included in the investment basis of real estate assets except for the costs capitalized related to leasing activities, which are presented as a component of other assets.

     The depreciable portions of real estate assets are charged to expense on a straight-line basis over their respective estimated useful lives. These useful lives are generally seven years for capital improvements, 10 years for standard tenant improvements, 30 years for acquired properties and 40 years for properties developed by ProLogis. Above standard tenant improvements are depreciated over the shorter of the lease term or the estimated useful life. Capitalized leasing costs are amortized over the respective lease term. ProLogis’ average lease term for all leases in effect at December 31, 2004 was between four and five years. ProLogis develops properties in its CDFS business segment with the intent to contribute the properties to property funds in which ProLogis maintains an ownership interest and acts as manager, or to sell the properties to third parties. ProLogis may acquire properties in its CDFS business segment that it intends to rehabilitate and/or reposition prior to contributing the properties to a property fund. ProLogis does not depreciate properties during the period from the completion of the development, rehabilitation or repositioning activities through the date the properties are contributed or sold. See Note 12.

     ProLogis acquired interests in certain real estate assets through the formation of partnerships wherein, in exchange for partnership interests, ProLogis, as the general partner, contributed cash and limited partners contributed real estate assets. In consolidating the partnerships’ assets, the investment bases of the real estate assets includes the estimated fair value attributable to the limited partners’ interests as of the formation dates. Real estate assets acquired as part of a business combination are recognized at their estimated fair value as of the date of the transaction.

     Investments in Unconsolidated Investees

     ProLogis’ investments in certain entities are presented under the equity method. The equity method is used when ProLogis has the ability to exercise significant influence over operating and financial policies of the investee but does not have control of the investee. Under the equity method, these investments (including advances to the investee) are initially recognized in the balance sheet at ProLogis’ cost and are subsequently adjusted to reflect ProLogis’ proportionate share of net earnings or losses of each of the investees, distributions received and certain other adjustments, as appropriate. See Note 5.

     Goodwill

     At December 31, 2004, the assets of each of ProLogis’ two reportable business segments included goodwill balances that have been recognized as a result of business combinations. Also, ProLogis’ investment in a temperature-controlled distribution entity includes a goodwill balance recognized when this investment was acquired.

     On January 1, 2002, ProLogis adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 provides that goodwill is not subject to amortization over its estimated useful life but should be subject to at least an annual assessment for impairment by applying a fair-value-based test. Accordingly, as of January 1, 2002, ProLogis ceased recognizing amortization of recorded goodwill balances. The transitional rules related to the adoption of SFAS No. 142 required ProLogis and its unconsolidated investees to complete an initial assessment of goodwill balances recorded as of the date of adoption, January 1, 2002. No impairment adjustments were required as a result of the initial assessment.

     Assets Held for Sale and Discontinued Operations

     Discontinued operations represent a component of an entity that has either been disposed of or is classified as held for sale if both the operations and cash flows of the component have been or will be eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, provides that the assets and liabilities of the component of the entity that has been classified as discontinued operations be presented separately in the entity’s balance sheet. The results of operations of the component of the entity that has been classified as discontinued operations are also reported as discontinued operations for all periods presented. A property is classified as held for sale when certain criteria, as outlined in SFAS No. 144, are met. At such time, depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets. The results of operations of assets held for sale are reported as discontinued operations.

     At December 31, 2004, TCL Holding’s temperature-controlled distribution operations in France are classified as held for sale. During 2004, ProLogis recognized an impairment adjustment related to these assets of $50.6 million. See Note 6.

     Properties disposed of to third parties are considered to be discontinued operations unless such properties were developed under a pre-sale agreement. However, properties contributed to property funds in which ProLogis maintains an ownership interest and acts as manager are not considered to be discontinued operations due to ProLogis’ continuing involvement with the properties. Discontinued operations recognized directly by ProLogis’ unconsolidated investees, if any, are not reflected separately from ProLogis’ investment balance or separately from the net earnings or losses of those equity investees.

     During the three months ended March 31, 2005 and the year ended December 31, 2004, ProLogis disposed of 25 properties that met the criteria to be presented as discontinued operations. Accordingly, ProLogis has reflected the results of operations of these properties as discontinued operations for the three years ended December 31, 2004, 2003 and 2002. In 2003 and 2002, ProLogis disposed of 15 and 13 such properties, respectively. However, the effect of reclassifying the results of operations of these properties to discontinued operations did not have a material effect on ProLogis’ Consolidated Statements of Earnings for either year and, accordingly, these properties were not classified as discontinued operations. See Note 6 (revised).

     During the period prior to the contribution or sale of a CDFS business property, but after the completion of CDFS business segment activities (development, rehabilitation or repositioning), ProLogis includes these CDFS business properties in its operating portfolio and reports them as a part of the property operations segment. These assets do not meet the criteria to be classified as held for sale or as discontinued operations. See Note 12.

     Impairment of Long-Lived Assets

     In accordance with the provisions of SFAS No. 144, ProLogis and its unconsolidated investees assess the carrying values of their respective long-lived assets, other than goodwill, whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. SFAS No. 142 requires that goodwill balances be assessed for impairment at least annually. ProLogis and its unconsolidated investees performed an assessment of the goodwill balance recorded in the CDFS business segment at June 30, 2004, of the goodwill balance recorded in the property operations segment at December 31, 2004 and of the goodwill balance related to its investment in a temperature-controlled distribution entity at December 31, 2004. The impairment recognized by ProLogis in 2004 associated with its temperature-controlled distribution net assets that are classified as held for sale reduced the goodwill balance associated with these assets to zero.

     In management’s opinion, long-lived assets, including goodwill, of ProLogis and its unconsolidated investees are not carried at amounts in excess of their fair values at December 31, 2004. Other than the impairment adjustment recognized in 2004 associated with ProLogis’ assets held for sale, of which $18.0 million was associated with goodwill, ProLogis has not recognized any impairment adjustments directly. However, ProLogis did recognize its proportionate share of the total impairment adjustments recognized by its unconsolidated investees in 2003 (ProLogis’ share was $38.3 million) and 2002 (ProLogis’ share was $42.9 million). See Notes 5 and 6.

  Cash and Cash Equivalents

     ProLogis considers all cash on hand, demand deposits with financial institutions and short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

     ProLogis’ cash and cash equivalents are financial instruments that are exposed to concentrations of credit risk. ProLogis invests its cash with high-credit quality institutions that are federally or governmentally insured, as applicable. Cash balances with any one institution may be in excess of insured limits or may be invested in money market accounts that are not insured. ProLogis has not realized any losses in such cash investments or accounts and believes that it is not exposed to any significant credit risk.

  Minority Interest

     ProLogis recognizes the minority interests in real estate partnerships in which it has a controlling interest at each minority holder’s respective share of the estimated fair value of the real estate as of the date of formation. Minority interest liabilities that have been created or assumed as a part of business combinations are recognized at their estimated fair value as of the date of the transaction. Minority interest liabilities are subsequently adjusted for additional contributions, distributions to minority holders and the minority holders’ proportionate share of the net earnings or losses of each respective entity.

     Certain limited partnership interests issued by ProLogis in connection with the formation of a real estate partnership and as consideration in a business combination are exchangeable into ProLogis’ common shares of beneficial interest (“Common Shares”). Common Shares issued upon exchange of a holder’s minority interest are accounted for at ProLogis’ carrying value of the surrendered minority interest. See Note 8.

  Guarantees

     ProLogis applies the provisions of Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others as an interpretation to SFAS Nos. 5, 57 and 107 and a rescission of Interpretation No. 34”, which provides that the entity that issues a guarantee must recognize an initial liability for the fair value, or market value, of the obligation that it assumes under the guarantees. The initial recognition and measurement provisions of Interpretation No. 45 were applicable to guarantees issued or modified after December 31, 2002. Interpretation No. 45 also provides disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit.

     From time to time, ProLogis enters into Special Limited Contribution Agreements (“SLCA”) in connection with certain of its contributions of properties to certain of its property funds. Under the SLCAs, ProLogis is obligated to make an additional capital contribution to the respective property fund under certain circumstances, the occurrence of which ProLogis believes to be remote. Specifically, ProLogis would be required to make an additional capital contribution if the property fund’s third-party lender, whose loans to the property fund are generally secured by the property fund’s assets and are non-recourse, does not receive a specified minimum level of debt repayment. However, the proceeds received by the third-party lender from the exhaustion of all of the assets of the property fund combined with the debt repayments received directly from the property fund will reduce ProLogis’ obligations under the SLCA on a dollar-for-dollar basis. ProLogis’ potential obligations under the respective SLCAs, as a percentage of the assets in the property funds, range from 2% to 28%. Accordingly, the value of the assets of the respective property funds would have to decline by between 98% and 72% before ProLogis would be required to make an additional capital contribution. ProLogis believes that the likelihood of declines in the values of the assets that support the third-party loans of the magnitude necessary to require an additional capital contribution is remote, especially in light of the geographically diversified portfolios of properties owned by the property funds. Accordingly, these potential obligations have not been recognized as a liability by ProLogis at December 31, 2004 and ProLogis has assessed a nominal value to the guarantee undertaken through the SLCAs. The potential obligations under the SLCAs aggregate $407.4 million at December 31, 2004 and the combined book value of the assets in the property funds, before depreciation, that are subject to the provisions of the SLCAs was approximately $6.5 billion at December 31, 2004.

  Common Share Repurchases

     ProLogis recognizes the gross cost of the Common Shares it reacquires in a contra equity account in shareholders’ equity, or treasury stock account. The equity accounts that were credited for the original issuance remain intact. Under Maryland law, shares reacquired must be classified as retired shares that cannot be reissued. Accordingly, ProLogis does not separately reflect a treasury stock account in shareholders’ equity. Rather, the contra equity account is included in the additional paid-in capital balance.

  Preferred Share Redemptions

     ProLogis recognizes the excess of the redemption value of cumulative redeemable preferred shares of beneficial interest (“Preferred Shares”) redeemed over their carrying value as a charge to earnings in accordance with FASB — Emerging Issues Task Force (“EITF”) Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock” and the clarification issued in July 2003 by the Securities and Exchange Commission (“SEC”) staff.

  Costs of Raising Capital

     Costs incurred in connection with the issuance of both Common Shares and Preferred Shares are treated as a reduction to shareholders’ equity. Costs incurred in connection with the issuance or renewal of debt are capitalized in other assets, and amortized over the remaining term of the related debt.

  Financial Instruments

     ProLogis accounts for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and for Hedging Activities,” as amended. SFAS No. 133 provides comprehensive guidelines for the recognition and measurement of derivatives and hedging activities and, specifically, requires all derivatives to be recorded on the balance sheet at their fair value, either as an asset or liability, with an offset to results of operations, or if the derivative instrument qualifies for hedge accounting treatment, to accumulated other comprehensive income,

     In the normal course of business, ProLogis uses certain types of derivative financial instruments for the purpose of foreign currency exchange rate and interest rate risk management. To qualify for hedge accounting treatment, the derivative instruments used for risk management purposes must effectively reduce the risk exposure that they are designed to hedge. For instruments associated with the hedge of anticipated transactions, hedge effectiveness criteria also require that the occurrence of the underlying transactions be probable. Instruments meeting these hedging criteria are formally designated as hedges at the inception of the contract. Those risk management instruments not meeting these criteria are accounted for at fair value with changes in fair value recognized immediately as a component of results of operations.

     In assessing the fair values of its financial instruments, both derivative and non-derivative, ProLogis uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. Primarily, ProLogis uses quoted market prices or quotes from brokers or dealers for the same or similar instruments. These values represent a general approximation of possible value and may never actually be realized.

     ProLogis’ financial instruments, including derivative instruments, are further discussed in Note 17.

  Foreign Operations

     The U.S. dollar is the functional currency for ProLogis’ consolidated subsidiaries and unconsolidated investees operating in the United States and Mexico and for certain of ProLogis’ consolidated subsidiaries that operate as holding companies for foreign investments. The functional currency for ProLogis’ consolidated subsidiaries and unconsolidated investees operating in countries other than the United States and Mexico is the principal currency in which the entity’s assets, liabilities, income and expenses are denominated, which may be different from the local currency of the country of incorporation or the country where the entity conducts its operations. The functional currencies of ProLogis’ consolidated subsidiaries and unconsolidated investees include the euro, the Swedish krona, British pound sterling, Hungarian forint, Czech Republic koruna, Polish zloty, Japanese yen, Canadian dollar, Chinese renminbi and Singapore dollar.

     ProLogis’ consolidated subsidiaries whose functional currency is not the U.S. dollar translate their financial statements into U.S. dollars prior to the consolidation of those subsidiaries’ financial statements into ProLogis’ financial statements. Assets and liabilities are translated at the exchange rate in effect as of the financial statement date. Income statement accounts are translated using the average exchange rate for the period. Income statement accounts that represent significant nonrecurring transactions are translated at the rate in effect as of the date of the transaction. Gains and losses resulting from the translation are included in accumulated other comprehensive income as a separate component of shareholders’ equity. ProLogis translates its share of the net earnings or losses of its unconsolidated investees whose functional currency is not the U.S. dollar at the average exchange rate for the period.

     ProLogis and its consolidated subsidiaries and unconsolidated investees may have transactions, including investments and advances, denominated in currencies other than their functional currency. In these instances, nonmonetary assets and liabilities are reflected at the historical exchange rate, monetary assets and liabilities are remeasured at the exchange rate in effect at the end of the period and income statement accounts are remeasured at the average exchange rate for the period. Gains and losses from remeasurement are generally included in ProLogis’ results of operations. Investment balances and certain intercompany advances are remeasured with the resulting adjustment recognized as a cumulative translation adjustment in accumulated other comprehensive income in shareholders’ equity. This treatment is applicable to intercompany advances that are deemed to be a permanent source of capital to the subsidiary or investee. Upon the partial or complete sale of the foreign investment or upon complete or substantially complete liquidation of the foreign investment, the gain or loss on the sale or redemption transaction will include a portion of the cumulative translation adjustments that have been previously recorded in other comprehensive income. The amount included in the gain or loss is the portion of the cumulative translation adjustments that is attributable to that particular investment or intercompany advance that has become realized as a result of the transaction, generally when funds are repatriated to the United States. See Note 5.

     Gains or losses are also included in results of operations when transactions with a third party, denominated in a currency other than the entity’s functional currency, are settled and the functional currency cash flows realized are more or less than expected based upon the exchange rate in effect when the transactions were initiated.

     The components of the net foreign currency exchange gains (expenses/losses) recognized in ProLogis’ results of operations were as follows for the years indicated (in thousands of U.S. dollars):

	Years Ended December 31,
	2004	2003	2002
Gains (losses) from remeasurement of third party and certain intercompany debt, net(1)	$11,075	$(10,391)	$(10,267)
Gains from the settlement of third party and certain intercompany debt, net(1)	4,065	2,421	12,421
Transaction gains, net	144	75	238
Derivative financial instruments — put option contracts(2):
Expense associated with contracts expiring during the period	(2,048)	(2,897)	(3,171)
Mark-to-market gains (losses) on outstanding contracts, net	1,450	205	(1,411)
Gains realized at expiration of contracts, net	—	—	159

Totals(3)	$14,686	$(10,587)	$(2,031)

(1)	At the time certain debt balances are settled, remeasurement gains or losses that have been recognized in results of operations as unrealized are reversed and the cumulative foreign currency exchange gain or loss realized with respect to the settled balance is recognized in results of operations as a realized gain or loss in the period that the settlement occurs.

(2)	ProLogis enters into foreign currency put option contracts related to its operations in Europe and Japan. These put option contracts do not qualify for hedge accounting treatment. Accordingly, the cost of the contract is capitalized at the contract’s inception and is marked-to-market by ProLogis as of the end of each subsequent reporting period. Upon expiration of the contract, the mark-to-market adjustment is reversed, the total cost of the contract is expensed and any proceeds received are recognized as a gain. See Note 17.

(3)	In 2003, ProLogis recognized a foreign currency exchange gain of $47.9 million as a result of the repatriation to the United States of the cash redemption proceeds that ProLogis received as a result of the partial redemption of its investment in ProLogis European Properties Fund. This gain is included with the total gains on partial dispositions of investments in property funds in ProLogis’ Consolidated Statement of Earnings as allowed under SFAS No. 52 “Foreign Currency Translation.”

  Revenue Recognition

     ProLogis leases its operating properties to customers under agreements that are classified as operating leases and recognizes the total minimum lease payments provided for under the leases on a straight-line basis over the lease term in accordance with SFAS No. 13, “Accounting for Leases.” A provision for possible loss is made if the collection of a receivable balance is considered to be doubtful.

     Under the terms of the respective leases, some or all of ProLogis’ rental expenses are recovered from its customers. ProLogis reflects amounts recovered from customers as a component of rental income.

     Gains or losses on the dispositions of real estate assets are recorded when the recognition criteria set forth in SFAS No. 66, “Accounting for Sales of Real Estate” have been met, generally at the time title is transferred and ProLogis does not have substantial continuing involvement with the real estate asset sold.

     When ProLogis contributes a property to a property fund in which it has an ownership interest, ProLogis does not recognize a portion of the proceeds in its computation of the gain resulting from the contribution. The amount of the proceeds that cannot be recognized is based on ProLogis’ continuing ownership interest in the contributed property that arises due to ProLogis’ ownership interest in the property fund acquiring the property. ProLogis defers this portion of the proceeds by recognizing a reduction to its investment in the applicable property fund. ProLogis adjusts its proportionate share of the net earnings or losses that it recognizes under the equity method from the property funds in future periods to reflect the property fund’s recorded depreciation expense as if it were computed on ProLogis’ lower basis in the contributed properties rather than on the property fund’s basis. If a loss is computed when a property is contributed to a property fund, the entire loss is recognized.

     When a property that ProLogis originally contributed to a property fund is sold to a third party, ProLogis recognizes as income the amount of the gain that it had previously deferred at the time the third party sale occurs. Further, during periods when ProLogis’ ownership interest in a property fund decreases, ProLogis will recognize a portion of the gains that were previously deferred to coincide with its new ownership interest in the property fund. If ProLogis receives non-monetary consideration, other than an ownership interest in the acquiring entity, as part of the proceeds from a property disposition, ProLogis does not recognize that portion of the proceeds.

  Rental Expenses

     Rental expenses primarily include the cost of on-site and property management personnel, utilities, repairs and maintenance, property insurance and real estate taxes.

  Relocation Expenses

     ProLogis is relocating its information technology and corporate accounting functions from El Paso, Texas to Denver, Colorado and its Denver-based employees to a new corporate headquarters. The relocation from El Paso will be completed in the first quarter of 2005 and the relocation to the new corporate headquarters, which is located in Denver and is currently under development, is expected to be completed by the end of 2005.

     For the year ended December 31, 2004, ProLogis recognized total relocation expenses of $6.8 million, including $2.6 million of employee termination benefits recognized in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, $1.8 million of accelerated depreciation associated with non-real estate assets whose useful life has been shortened due to the relocation plans and $2.4 million of costs associated with the hiring and training of new personnel and other costs, including travel and temporary facility costs. ProLogis expects that the cost of its relocation activities to be expensed in 2005 will be between $6 million and $8 million.

  Income Taxes

     ProLogis is a REIT for federal income tax purposes and is not generally required to pay federal income taxes if it meets the REIT requirements of the Code. Also, ProLogis’ subsidiaries that meet the requirements of the Code to be qualified REIT subsidiaries are generally not required to pay federal income taxes. However, ProLogis must recognize income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” for its subsidiaries that are not qualified REIT subsidiaries and in certain states in which

ProLogis operates. Also, the foreign countries where ProLogis has operations do not necessarily recognize REITs under their respective tax laws. Accordingly, ProLogis recognizes income taxes, as necessary.

     SFAS No. 109 requires that interperiod income tax allocation be based on the asset and liability method. Accordingly, ProLogis has recognized the tax effects of temporary differences between its tax and financial reporting bases of assets and liabilities that will result in taxable or deductible amounts in future periods. At December 31, 2004 and 2003, ProLogis recognized net deferred income tax liabilities of $29.9 million and $10.0 million, respectively, including $19.7 million at December 31, 2004 and $3.6 million at December 31, 2003 that have been recognized pursuant to indemnification agreements with two of ProLogis’ property funds. See Note 5.

  Share-Based Compensation

     ProLogis recognizes the costs of its share-based compensation plans under the provision of SFAS No. 123, “Accounting for Stock-Based Compensation,” that allows ProLogis to continue to account for these plans using Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under APB No. 25, if the exercise price of the share option granted equals or exceeds the market price of the underlying share on the date of grant, no compensation expense is recognized. SFAS No. 123 requires that the fair value of the share options granted be recognized as compensation expense, regardless of the relationship of the exercise price to the market price. ProLogis grants share options to employees and members of its Board of Trustees (the “Board”) that have an exercise price that is equal to the average of the high and low market prices on the day the options are granted. Therefore, no compensation expense is recognized. ProLogis does recognize compensation expense if the terms of the share options or other instruments awarded are changed in such a manner that the variable accounting rules as provided in APB No. 25 become applicable.

     Had compensation expense been recognized by ProLogis for the years ended December 31, 2004, 2003 and 2002 using an option valuation model as provided in SFAS No. 123, ProLogis’ net earnings attributable to Common Shares and net earnings attributable to Common Shares per share for these years would have changed as follows (in thousands of U.S. dollars, except per share amounts):

	Years Ended December 31,
	2004	2003	2002
Net earnings attributable to Common Shares:
As reported	$202,813	$212,367	$216,166
Pro forma (revised)	206,429	215,571	214,321
Net earnings attributable to Common Shares per share:
As reported — Basic	$1.11	$1.18	$1.22
As reported — Diluted	1.08	1.16	1.20
Pro forma — Basic (revised)	1.13	1.20	1.21
Pro forma — Diluted (revised)	1.10	1.18	1.19

     Since share options vest over several years and additional grants are likely to be made in future years, the pro forma compensation expense presented above may not be representative of compensation cost to be expected in future years.

     The following assumptions were utilized for options granted in the respective years and the fair value was calculated using a Black-Scholes model:

	Years Ended December 31,
	2004	2003	2002
Risk-free interest rate	3.82%	3.53%	3.04%
Forecasted dividend yield	4.27%	4.18%	5.68%
Volatility	20.52%	20.14%	20.55%
Weighted average option life	6.25 years	6.25 years	6.25 years

     On December 16, 2004, the FASB issued SFAS No. 123R, “Share Based Payment” which requires ProLogis and other public companies to measure the cost of employee services received in exchange for an award of an equity instrument based on the award’s fair value on the grant date. The cost of these awards will be recognized over the period during which an employee is required to provide service in exchange for the award, generally the vesting period. In addition, a public company will measure the cost of employee services received in exchange for an award of liability instruments at its initial fair value, which will subsequently be remeasured at each reporting period. Changes in fair value during the service period will be recognized as compensation expense over that period. SFAS No. 123R is effective for ProLogis beginning in the first quarter of 2006, however, early adoption is allowed.

ProLogis does not believe the adoption of SFAS No. 123R, which it expects to be effective January 1, 2006, will have a significant impact on its financial position and its results of operations (revised).

3. Keystone Transaction:

     On May 3, 2004, ProLogis and affiliates of four investment funds managed by Eaton Vance Management (the “Fund Affiliates”) established five property funds (the “Acquiring Property Funds” and also referred to by ProLogis as ProLogis North American Properties Funds VI, VII, VIII, IX and X — see Note 5). ProLogis has a 20% ownership interest in each of the Acquiring Property Funds with the remainder owned by the Fund Affiliates. Also on May 3, 2004, ProLogis and the Acquiring Property Funds entered into an agreement to acquire the outstanding equity of Keystone Property Trust (“Keystone”), a publicly traded REIT, and the operating units of Keystone Operating Partnership, L.P., a subsidiary of Keystone (the “Keystone Transaction”). Keystone owned and leased industrial distribution properties located in New Jersey, Pennsylvania, Indiana, Florida, South Carolina and Ohio. The acquisition of Keystone by ProLogis and the Acquiring Property Funds was approved by Keystone’s shareholders on July 30, 2004 and was closed on August 4, 2004. Prior to the closing of the Keystone Transaction, ProLogis contributed 21 operating properties aggregating 3.0 million square feet to the Acquiring Property Funds. Total proceeds from these contributions, which were completed on June 30, 2004, were $127.4 million. See Note 5.

     At closing, ProLogis and the Acquiring Property Funds paid $23.80 per Keystone common share outstanding and retired approximately $567 million of Keystone’s outstanding debt. On September 3, 2004, ProLogis and the Acquiring Property Funds paid a cash liquidation distribution of approximately $125 million, including accrued dividends, to the holders of the outstanding preferred shares of Keystone, and Keystone was liquidated. Including these payments, assumed liabilities (including the issuance of limited partnership units to certain of Keystone’s limited partners) and estimated transaction costs, the total consideration for the Keystone Transaction was approximately $1.7 billion. ProLogis’ share of the total consideration was approximately $579 million, including its investment in the Acquiring Property Funds of approximately $279 million and its direct acquisition of certain assets and its direct assumption of certain liabilities aggregating on a net basis approximately $300 million.

     ProLogis’ direct acquisition, completed through a limited partnership in which limited partnership units were issued, included:

•	nine operating properties aggregating 2.3 million square feet, one 0.8 million square foot property under development, 14 acres of land and land option rights, valued on a combined basis at approximately $145 million;

•	ownership interests in two unconsolidated property funds (20% interest in each) that own on a combined basis 7.7 million square feet of operating properties that were valued at approximately $102 million (including the proportionate assumption of approximately $26 million of secured debt of the property funds);

•	ownership interests in two unconsolidated CDFS business joint ventures (50% interest in each); one entity owns a recently completed 0.8 million square foot operating property and one entity in the planning stage for the development of a 0.8 million square foot property that were valued on a combined basis at approximately $15 million (including the proportionate assumption of approximately $6 million of secured debt);

•	a preferred equity interest in an unconsolidated entity that owns office properties that was valued at approximately $21 million; and

•	certain other assets, net of certain other liabilities that were valued at approximately $7 million.

     In addition to the net assets acquired through the limited partnership, ProLogis, through its wholly owned subsidiary ProLogis Logistics, directly acquired an interest in a management company owned by Keystone. The management company has the contractual rights to earn fees for providing property management and other services to the unconsolidated entities directly acquired by ProLogis through the limited partnership. These contractual rights were valued at approximately $13 million, of which approximately $10 million is attributable to ProLogis’ ownership interest. The management company is a variable interest entity, as defined in FIN 46R. Accordingly, ProLogis, as the primary beneficiary, presents the management company on a consolidated basis in its financial statements. The total value of the contractual rights is reflected as a part of other assets and the Acquiring Property Funds’ portion of these rights, approximately $3 million, is reflected as a minority interest liability. See Note 8.

     ProLogis’ share of the total consideration of approximately $579 million was funded through:

•	the issuance of approximately 879,000 limited partnership units that are redeemable for cash or, at ProLogis’ election, into one share of Common Shares; valued at approximately $30 million;

•	the direct assumption of secured debt, valued at approximately $13 million;

•	the indirect assumption of secured debt of unconsolidated investees, valued at approximately $32 million; and

•	cash of approximately $504 million, including approximately $177 million that was funded on a short-term basis at closing pending the completion of long-term, secured financing arrangements by the Acquiring Property Funds.

     In addition, both ProLogis and the Fund Affiliates advanced cash to the Acquiring Property Funds to meet their initial working capital and liquidity requirements, of which ProLogis’ share was approximately $6 million.

     The allocation of the total consideration to the net assets acquired in the Keystone Transaction is based on a preliminary assessment and is subject to change as additional information becomes available.

     The Acquiring Property Funds completed secured financing arrangements in the fourth quarter of 2004. The total proceeds from these financing arrangements of approximately $892 million were returned to the Fund Affiliates (approximately $715 million) and ProLogis (approximately $177 million). On a combined basis, the financing arrangements have an average term of eight years and provide for an average annual interest rate of 5.48%. The Acquiring Property Funds entered into interest rate swap agreements to hedge a portion of the future interest payments associated with these financing arrangements. These interest rate swap agreements qualified for hedge accounting treatment. Certain of the interest rate swap agreements were subject to an indemnification agreement between the Acquiring Property Funds and ProLogis that obligated ProLogis to make any settlement payments that became due and, alternatively, entitled ProLogis to receive any settlement proceeds that were paid. The indemnification agreement relates to interest swap agreements with an aggregate notional amount of $185.2 million, originally estimated to be the amount of the financing arrangements to be incurred by the Acquiring Property Funds attributable to ProLogis’ 20% ownership interest. Upon settlement of the swap agreements in June and July 2004, ProLogis’ proportionate share of the net payment was $1.2 million, which ProLogis paid to the counterparties under the indemnification agreement. The portion of this payment attributable to each of the Acquiring Property Funds has been included in ProLogis’ investment basis and will be amortized to ProLogis’ share of the earnings or losses of the respective property fund over the term of the associated debt.

4. Real Estate:

   Real Estate Assets

     Real estate assets directly owned by ProLogis consist of income producing industrial distribution properties, industrial distribution properties under development and land held for future development of industrial distribution properties. ProLogis’ real estate assets, presented at cost, include the following as of the dates indicated (in thousands of U.S. dollars):

	December 31,
	2004	2003
Operating properties(1):
Improved land	$816,943	$815,606
Buildings and improvements	4,240,265	4,053,189

	5,057,208	4,868,795

Properties under development (including cost of land)(2)(3)	575,703	404,581
Land held for development(4)	597,829	511,163
Other investments(5)	102,991	69,508

Total real estate assets	6,333,731	5,854,047
Less accumulated depreciation	989,221	847,221

Net real estate assets	$5,344,510	$5,006,826

(1)	At December 31, 2004 and 2003, ProLogis had 1,228 and 1,252 operating properties, respectively, consisting of 133.6 million and 133.1 million square feet, respectively.

(2)	Properties under development consist of 58 buildings aggregating 15.1 million square feet at December 31, 2004 and 27 buildings aggregating 9.8 million square feet at December 31, 2003.

(3)	In addition to the construction costs payable balance of $63.5 million at December 31, 2004, ProLogis had aggregate unfunded commitments on its contracts for properties under development of $508.9 million at December 31, 2004.

(4)	Land held for future development consisted of 2,991 acres at December 31, 2004 and 2,706 acres at December 31, 2003.

(5)	Other investments include: (i) earnest money deposits associated with potential acquisitions; (ii) costs incurred during the pre-acquisition due diligence process; and (iii) costs incurred during the pre- construction phase related to future development projects.

     ProLogis’ directly owned real estate assets are located in North America (United States, Mexico and Canada), Europe (France, United Kingdom, Poland, Netherlands, Italy, Germany, Spain, Czech Republic, Sweden, Hungary and Belgium) and in Asia (Japan, China and Singapore). No individual market in any country, as defined by ProLogis and presented in Item 2 of its 2004 Annual Report on Form 10-K, represents more than 10% of ProLogis’ total real estate assets, before depreciation.

   Operating Lease Agreements

     ProLogis leases its operating properties to customers under agreements that are generally classified as operating leases. At December 31, 2004, minimum lease payments on leases with lease periods greater than one year for space in ProLogis’ directly owned properties during each of the years in the five-year period ending December 31, 2009 and thereafter are as follows (in thousands of U.S. dollars):

2005	$388,019
2006	300,902
2007	230,046
2008	171,817
2009	112,031
2010 and thereafter	223,063

$1,425,878

     For ProLogis’ directly owned properties, the largest customer and the 25 largest customers accounted for 1.35% and 15.6%, respectively, of ProLogis’ annualized collected base rents at December 31, 2004.

5. Unconsolidated Investees:

   Summary of Investments and Income

     Since 1997, ProLogis has invested in various entities in which its ownership interest is less than 100% and in which it does not have control as defined under GAAP. Accordingly, these investments are presented under the equity method in ProLogis’ Consolidated Financial Statements. Certain of these investments were originally structured such that ProLogis’ ownership interest would allow ProLogis to continue to comply with the requirements of the Code to qualify as a REIT. However, with respect to ProLogis’ investments in property funds, having an ownership interest of 50% or less is part of ProLogis’ business strategy. This property fund strategy allows ProLogis to realize, for financial reporting purposes, a portion of the profits from its development activities, raise private equity capital or issue private debt instruments, generate fee income, provide liquidity to fund its future development activities, all the while allowing ProLogis to maintain a long-term ownership interest in its developed properties.

     ProLogis’ investments in entities that were accounted for under the equity method are summarized by type of investee as follows as of the dates indicated (in thousands of U.S. dollars):

	December 31,
	2004	2003
Property funds	$839,675	$548,243
CDFS business investees	40,487	12,734
Temperature-controlled distribution investees(1)	5,152	113,830
Other investees	23,199	2,486

Totals	$908,513	$677,293

(1)	As of January 1, 2004, ProLogis began presenting its investments in TCL Holding and CSI/Frigo LLC on a consolidated basis as a result of adopting FIN 46R. See Note 2.

     ProLogis recognizes income or losses from its investments in its unconsolidated investees consisting of its proportionate share of the net earnings or losses of these investees recognized under the equity method and interest income on advances made to these investees, if any. Further, ProLogis earns fees for providing services to the property funds. The amounts recognized by ProLogis from its investments in unconsolidated investees are summarized as follows for the periods indicated (in thousands of U.S. dollars):

	Years Ended December 31,
	2004	2003	2002
Equity in earnings (loss) (including interest income):
Property funds	$42,899	$27,265	$26,186
CDFS business investees	189	730	30,082
Temperature-controlled distribution investees(1)	(515)	(13,013)	7,072
Other investees	(475)	52	(1,495)

Totals	$42,098	$15,034	$61,845

Fees earned:
Property funds	$50,778	$44,184	$34,536

(1)	As of January 1, 2004, ProLogis began presenting its investments in TCL Holding and CSI/Frigo LLC on a consolidated basis as a result of adopting FIN 46R. See Note 2.

   Property Funds

     Contributions of developed properties to a property fund allow ProLogis to realize, for financial reporting purposes, a portion of the profits from its development activities while at the same time allowing ProLogis to maintain a long-term ownership interest in its developed properties. This business strategy also provides liquidity to fund ProLogis’ future development activities and generates fee income to ProLogis. ProLogis has investments in 15 property funds (13 of which were formed by ProLogis). ProLogis’ ownership interests in these property funds ranged from 11.5 to 50.0% at December 31, 2004. The property funds formed by ProLogis own operating properties that have generally been contributed to them by ProLogis, although certain of the property funds have also acquired properties from third parties, including properties acquired as part of the Keystone Transaction. Interests in two property funds were acquired by ProLogis as part of the Keystone Transaction (See Note 3 for a discussion of the Keystone Transaction). In most cases, ProLogis receives ownership interests in the property funds as part of the proceeds generated by the contributions of properties to the property funds. ProLogis recognizes its proportionate share of the earnings or losses of each property fund under the equity method. ProLogis earns fees for acting as the manager of each of the property funds and may earn additional fees by providing other services to certain of the property funds including, but not limited to, acquisition, development and leasing activities performed on their behalf.

     ProLogis’ investments in the 15 property funds, presented under the equity method, were as follows as of the dates indicated (in thousands of U.S. dollars):

	December 31,
	2004	2003
ProLogis California(1)	$117,579	$117,529
ProLogis North American Properties Fund I(2)	35,707	38,342
ProLogis North American Properties Fund II(3)	5,864	5,853
ProLogis North American Properties Fund III(4)	4,908	5,506
ProLogis North American Properties Fund IV(5)	3,022	3,425
ProLogis North American Properties Fund V(6)	65,878	56,965
ProLogis North American Properties Fund VI(7)	45,721	—
ProLogis North American Properties Fund VII(7)	34,861	—
ProLogis North American Properties Fund VIII(7)	18,032	—
ProLogis North American Properties Fund IX(7)	16,409	—
ProLogis North American Properties Fund X(7)	17,876	—
ProLogis North American Properties Fund XI(8)	35,886	—
ProLogis North American Properties Fund XII(9)	41,401	—
ProLogis European Properties Fund(10)	321,548	267,757
ProLogis Japan Properties Fund(11)	74,983	52,866

Totals	$839,675	$548,243

     ProLogis’ investments in the property funds at December 31, 2004 consisted of the following components (in millions of U.S. dollars):

		ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis
		North	North	North	North	North	North	North
		American	American	American	American	American	American	American
	ProLogis	Properties	Properties	Properties	Properties	Properties	Properties	Properties
	California(1)	Fund I(2)	Fund II(3)	Fund III(4)	Fund IV(5)	Fund V(6)	Fund VI(7)	Fund VII(7)
Equity interest	$199.8	$54.3	$14.4	$12.1	$8.4	$72.4	$44.5	$33.7
Distributions	(110.8)	(24.0)	(6.1)	(4.1)	(3.8)	(27.7)	(0.5)	(0.4)
ProLogis’ share of the net earnings of the property fund, excluding fees earned by ProLogis	54.4	10.9	3.0	1.4	1.9	10.9	0.6	0.4

Subtotals	143.4	41.2	11.3	9.4	6.5	55.6	44.6	33.7
Adjustments to carrying value(12)	(28.1)	(8.3)	(6.8)	(5.5)	(4.3)	(17.8)	(0.9)	(0.4)
Other, net(13)	2.1	2.5	1.2	0.8	0.7	4.7	0.8	0.7

Subtotals	117.4	35.4	5.7	4.7	2.9	42.5	44.5	34.0
Other receivables	0.2	0.3	0.2	0.2	0.1	23.4	1.2	0.9

Totals	$117.6	$35.7	$5.9	$4.9	$3.0	$65.9	$45.7	$34.9

	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis
	North	North	North	North	North	ProLogis	ProLogis	All
	American	American	American	American	American	European	Japan	Property
	Properties	Properties	Properties	Properties	Properties	Properties	Properties	Funds
	Fund VIII(7)	Fund IX(7)	Fund X(7)	Fund XI(8)	Fund XII(9)	Fund(10)	Fund(11)	Combined
Equity interest	$17.3	$16.0	$17.8	$36.4	$39.2	$351.5	$41.0	$958.8
Distributions	(0.2)	(0.2)	(0.2)	(1.0)	(0.7)	(77.9)	(1.7)	(259.3)
ProLogis’ share of the net earnings of the property fund, excluding fees earned by ProLogis	0.5	0.2	0.5	0.4	0.5	27.5	5.6	118.7

Subtotals	17.6	16.0	18.1	35.8	39.0	301.1	44.9	818.2
Adjustments to carrying value(12)	(0.5)	(0.2)	(0.5)	—	—	(90.8)	(17.0)	(181.1)
Other, net(13)	0.3	—	(0.1)	—	—	92.6	7.1	113.4

Subtotals	17.4	15.8	17.5	35.8	39.0	302.9	35.0	750.5
Other receivables	0.6	0.6	0.4	0.1	2.4	18.6	40.0	89.2

Totals	$18.0	$16.4	$17.9	$35.9	$41.4	$321.5	$75.0	$839.7

     ProLogis’ proportionate share of the net earnings or losses of each of the property funds recognized under the equity method, interest income on advances to the property funds, if any, and fees earned for services provided to the property funds were as follows for the periods indicated (in thousands of U.S. dollars):

	Years Ended December 31,
	2004	2003	2002
ProLogis California(1)	$15,971	$14,229	$14,379
ProLogis North American Properties Fund I(2)	4,768	5,177	5,997
ProLogis North American Properties Fund II(3)	3,287	2,381	3,645
ProLogis North American Properties Fund III(4)	2,452	2,827	2,779
ProLogis North American Properties Fund IV(5)	1,913	1,924	1,977
ProLogis North American Properties Fund V(6)	13,049	12,500	7,544
ProLogis North American Properties Fund VI(7)	1,489	—	—
ProLogis North American Properties Fund VII(7)	1,052	—	—
ProLogis North American Properties Fund VIII(7)	849	—	—
ProLogis North American Properties Fund IX(7)	603	—	—
ProLogis North American Properties Fund X(7)	975	—	—
ProLogis North American Properties Fund XI(8)	816	—	—
ProLogis North American Properties Fund XII(9)	813	—	—
ProLogis European Properties Fund(10)	37,886	30,190	24,162
ProLogis Japan Properties Fund(11)	7,754	2,221	239

Totals	$93,677	$71,449	$60,722

(1)	ProLogis California I LLC (“ProLogis California”):

•	Began operations on August 26, 1999;

•	Members are ProLogis (50%) and New York State Common Retirement Fund (50%);

•	Owned 81 properties aggregating 14.2 million square feet at December 31, 2004;

•	Acquired four properties aggregating 1.5 million square feet (two properties aggregating 1.2 million square feet were acquired from ProLogis) and disposed of two properties aggregating 0.3 million square feet during the year ended December 31, 2004;

•	All but three of the properties owned were contributed by ProLogis or were developed by ProLogis on behalf of the property fund;

•	Properties are located in the Los Angeles/Orange County market;

•	ProLogis California has the right of first offer with respect to properties that ProLogis develops, excluding properties developed under build to suit lease agreements, in certain counties included in ProLogis’ Los Angeles/Orange County market; and

•	Property management, asset management, leasing and other fees recognized by ProLogis were $3.4 million, $3.3 million and $3.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(2)	ProLogis North American Properties Fund I LLC (“ProLogis North American Properties Fund I”):

•	Began operations on June 30, 2000;

•	Members are ProLogis (41.3%) and State Teachers’ Retirement Board of Ohio (58.7%);

•	Owned 36 properties aggregating 9.4 million square feet at December 31, 2004;

•	All properties were contributed by ProLogis;

•	Properties are located in 17 markets in the United States;

•	ProLogis’ ownership interest has been 41.3% since January 15, 2001; and

•	Property management, asset management, leasing and other fees recognized by ProLogis were $2.3 million $2.2 million and $2.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(3)	ProLogis First U.S. Properties LP (“ProLogis North American Properties Fund II”):

•	Began operations on June 30, 2000;

•	Partners are ProLogis (20%) and an affiliate of First Islamic Investment Bank E.C. (“First Islamic Bank”) (80%);

•	Owned 27 properties aggregating 4.5 million square feet at December 31, 2004;

•	All properties were contributed by ProLogis;

•	Properties are located in 13 markets in the United States; and

•	Property management, asset management, leasing and other fees recognized by ProLogis were $2.3 million, $1.9 million and $2.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(4)	ProLogis Second U.S. Properties LP (“ProLogis North American Properties Fund III”):

•	Began operations on June 15, 2001;

•	Partners are ProLogis (20%) and an affiliate of First Islamic Bank (80%);

•	Owned 34 properties aggregating 4.4 million square feet at December 31, 2004;

•	All properties were contributed by ProLogis;

•	Properties are located in 15 markets in the United States; and

•	Property management, asset management, leasing and other fees recognized by ProLogis were $2.2 million, $2.1 million and $2.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(5)	ProLogis Third U.S. Properties LP (“ProLogis North American Properties Fund IV”):

•	Began operations on September 21, 2001;

•	Partners are ProLogis (20%) and an affiliate of First Islamic Bank (80%);

•	Owned 17 properties aggregating 3.5 million square feet at December 31, 2004;

•	All properties were contributed by ProLogis;

•	Properties are located in 10 markets in the United States; and

•	Property management, asset management, leasing and other fees recognized by ProLogis were $1.2 million, $1.4 million and $1.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(6)	ProLogis North American Properties Fund V:

•	Began operations on March 28, 2002;

•	Ownership interests (direct and indirect) of the ProLogis-Macquarie Fund at December 31, 2004 are held directly or indirectly by ProLogis, Macquarie ProLogis Trust (“MPR”), a listed property trust in Australia, and Macquarie Bank Limited (“Macquarie Bank”);

•	MPR’s effective ownership interest in the ProLogis-Macquarie Fund was 85.8% at December 31, 2004 through its 96.3% weighted ownership interest in two entities that collectively owned 89.1% of the ProLogis-Macquarie Fund. MPR’s effective ownership interest in the ProLogis-Macquarie Fund was 83.1% at December 31, 2003 and 79.7% at December 31, 2002;

•	ProLogis’ effective ownership interest in the ProLogis-Macquarie Fund was 11.5% at December 31, 2004 based on its 10.9% direct ownership interest in the ProLogis-Macquarie Fund and its 0.7% ownership interest in two entities that collectively own 89.1% of the ProLogis-Macquarie Fund. ProLogis’ effective ownership interest in the ProLogis-Macquarie Fund was 14.0% at December 31, 2003 and 16.1% at December 31, 2002;

•	Macquarie Bank’s effective ownership interest in the ProLogis-Macquarie Fund was 2.7% at December 31, 2004 based on its 3.0% ownership interest in two entities that collectively own 89.1% of the ProLogis-Macquarie Fund. Macquarie Bank’s effective ownership interest was 2.9% at December 31, 2003 and 4.2% at December 31, 2002;

•	ProLogis and a United States subsidiary of Macquarie Bank each have a 50% ownership interest in a company that was formed to act as manager of the ProLogis-Macquarie Fund;

•	ProLogis refers to the combined entities in which it has ownership interests (ProLogis-Macquarie Fund and the management company) as one property fund named ProLogis North American Properties Fund V. ProLogis’ combined ownership interest in this property fund has ranged from 11.4% to 16.9% since the property fund’s inception;

•	ProLogis reduced its ownership interest in the ProLogis-Macquarie Fund in June 2004 by exchanging a portion of its investment into units of MPR as allowed under certain formation agreements. Upon receipt of the units of MPR, ProLogis sold them in the public market. The sale generated net proceeds of $13.2 million. ProLogis recognized a net gain on the disposition of the investment of $3.3 million;

•	Owned 119 properties aggregating 28.3 million square feet at December 31, 2004 (including 25 properties aggregating 4.9 million square feet that have been contributed by ProLogis during 2004);

•	Acquired seven properties aggregating 2.7 million square feet from third parties during 2004;

•	All but seven of the properties owned were contributed by ProLogis;

•	Properties are located in 24 markets in the United States and four markets in Mexico;

•	At December 31, 2004, ProLogis had guaranteed $68.8 million of borrowings of ProLogis North American Properties Fund V. ProLogis provided this guarantee on short-term borrowings of the property fund associated with the acquisition of properties from ProLogis. In February 2005, ProLogis North American Properties Fund V repaid $29.4 million of the guaranteed borrowings with proceeds from a secured debt financing that is not guaranteed by ProLogis. The remaining $39.4 million of guaranteed borrowings mature in April 2005 and ProLogis expects that these borrowings will be repaid with the proceeds from a secured debt financing that will not be guaranteed by ProLogis;

•	ProLogis North American Properties Fund V has the right of first offer to all of ProLogis’ stabilized development properties that ProLogis desires to sell in North America (except those properties that are subject to an agreement with ProLogis California) through the end of 2005. Properties subject to the right of first offer must meet certain specified criteria, including leasing criteria. ProLogis cannot predict the extent to which ProLogis North American Properties Fund V will have funds available to continue to acquire properties from ProLogis during 2005. Should ProLogis North American Properties Fund V choose not to acquire, or not have sufficient capital available to acquire, a property that meets the specified criteria, its rights under the agreement will terminate; and

•	Fees and other income recognized by ProLogis were (in millions of U.S. dollars):

	Years Ended December 31,
	2004	2003	2002
Property and asset management, leasing and other fees	$6.0	$4.6	$1.6
Acquisition fees	1.2	1.0	—
Debt placement fees	0.3	1.3	0.7
Fund formation fees	—	—	2.5
Other(a)	—	1.6	2.0

Totals	$7.5	$8.5	$6.8

(a)	Consists of income earned based on certain performance criteria of the property fund.

(7)	These property funds, originally formed on May 3, 2004 to acquire properties as part of the Keystone Transaction described in Note 3, each began operations on June 30, 2004 when ProLogis contributed properties to each property fund. The remainder of the properties were acquired as part of the Keystone Transaction (see Note 3). The ownership interests in each property fund are held by ProLogis (20%) and an affiliate of an investment fund managed by Eaton Vance Management (80%). ProLogis earns fees for providing property management, asset management, leasing and certain other services to the property funds. Other information about these property funds is as follows:

			Number of	Fees Earned
	Number of		United States	By ProLogis
	Properties	Square Feet	Markets	In 2004
ProLogis North America Properties Fund VI(a)	22	8.6 million	8	$0.8 million
ProLogis North America Properties Fund VII(b)	29	6.1 million	9	$0.7 million
ProLogis North America Properties Fund VIII(c)	24	3.1 million	10	$0.4 million
ProLogis North America Properties Fund IX(d)	21	3.5 million	8	$0.4 million
ProLogis North America Properties Fund X(e)	29	4.2 million	11	$0.5 million

Totals	125	25.5 million		$2.8 million

(a)	Includes five properties aggregating 1.1 million square feet contributed by ProLogis on June 30, 2004.

(b)	Includes four properties aggregating 0.6 million square feet contributed by ProLogis on June 30, 2004.

(c)	Includes four properties aggregating 0.4 million square feet contributed by ProLogis on June 30, 2004.

(d)	Includes three properties aggregating 0.3 million square feet contributed by ProLogis on June 30, 2004.

(e)	Includes five properties aggregating 0.6 million square feet contributed by ProLogis on June 30, 2004.

(8)	ProLogis North American Properties Fund XI:

•	Ownership interest in existing property fund acquired by ProLogis on August 4, 2004 as part of the Keystone Transaction (see Note 3);

•	Partners are ProLogis (20%) and AFL-CIO Building Investment Trust (80%);

•	Owned 14 properties aggregating 4.3 million square feet at December 31, 2004;

•	Properties are located in three markets in the United States; and

•	Property management fees recognized by ProLogis were $0.4 million for the period ended December 31, 2004.

(9)	ProLogis North American Properties Fund XII:

•	Ownership interest in existing property fund acquired by ProLogis on August 4, 2004 as part of the Keystone Transaction (see Note 3);

•	Partners are ProLogis (20%) and CalEast Industrial Investors, LLC (80%);

•	Owned 12 properties aggregating 3.4 million square feet at December 31, 2004;

•	Properties are located in two New Jersey markets; and

•	Property management fees recognized by ProLogis were $0.4 million for the period ended December 31, 2004.

(10)	ProLogis European Properties Fund:

•	Began operations on September 23, 1999;

•	ProLogis and 21 third parties, primarily institutional investors, own units in the property fund. ProLogis European Properties Fund has equity commitments from nine investors through subscription agreements aggregating 636.6 million euro (the currency equivalent of approximately $844.4 million at December 31, 2004) of which 373.3 million euro (the currency equivalent of approximately $495.1 million at December 31, 2004) was unfunded at December 31, 2004. The subscription agreements expire on August 29, 2006;

•	At December 31, 2004, ProLogis was committed to make additional equity contributions to ProLogis European Properties Fund of 135.4 million euro (the currency equivalent of approximately $179.6 million as of December 31, 2004) through September 15, 2009;

•	Owned 230 properties aggregating 47.9 million square feet at December 31, 2004 (including 32 properties aggregating 7.2 million square feet that were contributed by ProLogis during 2004);

•	Acquired a 0.2 million square foot property from a third party during 2004;

•	Properties owned at December 31, 2004 have been contributed by ProLogis (184 properties, 36.7 million square feet) and acquired from third parties (46 properties, 11.2 million square feet);

•	Properties are located in 26 markets in 11 countries in Europe;

•	ProLogis is committed to offer to contribute all of its stabilized development properties in specified markets in Europe through September 2019 to ProLogis European Properties Fund. ProLogis European Properties Fund is committed to acquire such properties, subject to the property meeting certain specified criteria, including leasing criteria, and having available capital;

•	ProLogis’ ownership interest was 21.8%, 21.9% and 29.6% at December 31, 2004, 2003 and 2002, respectively; and

•	Property management, asset management and other fees recognized by ProLogis were $25.3 million, $23.8 million and $16.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(11)	PLD/RECO Japan TMK Property Trust (“ProLogis Japan Properties Fund”):

•	Began operations on September 24, 2002;

•	Partners are ProLogis (20%) and a real estate investment subsidiary of the Government of Singapore Investment Corporation (“GIC”) (80%);

•	The total capital commitment by the real estate investment subsidiary of GIC to the property fund is $300.0 million, of which $135.6 million was unfunded at December 31, 2004;

•	Owned 13 properties aggregating 3.9 million square feet at December 31, 2004 (including three properties aggregating 1.2 million square feet that were contributed by ProLogis during 2004);

•	Acquired five properties aggregating 1.1 million square feet from third parties during 2004;

•	Seven of the 13 properties owned by the property fund were contributed by ProLogis;

•	Properties are located in three markets in Japan;

•	ProLogis is committed to offer to contribute all of its stabilized development properties in Japan through June 2006 to ProLogis Japan Properties Fund. ProLogis Japan Properties Fund is committed to acquire such properties, subject to the property meeting certain specified criteria, including leasing criteria, and having available capital; and

•	Property management and asset management fees recognized by ProLogis were $2.9 million, $0.8 million and $0.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(12)	Under GAAP, a portion of the proceeds resulting from ProLogis’ contribution of a property to a property fund is deferred due to ProLogis’ continuing ownership in the property fund that acquires the property. The amount of the proceeds that ProLogis is unable to recognize in computing the gain on the contribution is recorded as a reduction to ProLogis’ balance sheet investment in the property fund that acquires the property. The proceeds that have not been recognized are eventually recognized when ProLogis adjusts its proportionate share of the earnings or loss of the property fund, recognized under the equity method, to reflect lower depreciation expense within the property fund. The lower depreciation expense is the result of ProLogis’ reduced investment in the property fund and, accordingly, its lower basis in the contributed property. The proceeds not recognized are eventually recognized in results of operations by ProLogis if the property fund disposes of a property to a third party that was originally contributed to the property fund by ProLogis. ProLogis also recognizes gains associated with the previously deferred proceeds in amounts proportionate to reductions in its ownership interest in the property fund after the contribution is made. If a loss results when a property is contributed to a property fund, the entire loss is recognized.

(13)	Includes costs associated with ProLogis’ investment in the property fund, ProLogis’ proportionate share of the accumulated other comprehensive income or loss recognized by ProLogis European Properties Fund (cumulative translation adjustments and hedge accounting adjustments) and ProLogis Japan Properties Fund (cumulative translation adjustments) and settlement amounts either paid or received associated with the interest rate swap agreements and a related indemnification agreement between ProLogis and ProLogis North American Properties Funds VI through X (see Note 3).

     In August 2003, ProLogis entered into an indemnification agreement with ProLogis European Properties Fund whereby ProLogis would indemnify ProLogis European Properties Fund for certain future capital gains tax liabilities that could be incurred by ProLogis European Properties Fund. The indemnification agreement applies to properties that ProLogis contributed to ProLogis European Properties Fund after March 31, 2003. ProLogis’ contributions to ProLogis European Properties Fund are primarily structured as contributions of the shares of companies that own the real estate assets. Accordingly, the capital gains tax liability associated with the step up in the value of the underlying real estate assets is deferred and transferred to ProLogis European Properties Fund at contribution. ProLogis has indemnified ProLogis European Properties Fund to the extent that ProLogis European Properties Fund: (i) incurs capital gains tax as a result of a direct sale of the real estate asset, as opposed to a transaction in which the shares of the company owning the real estate asset are transferred or sold or (ii) is required to grant a discount to the buyer of shares under a share transfer transaction as a result of ProLogis European Properties Fund transferring the embedded capital gain tax liability to the buyer of the shares in the transaction. Further, if an initial public offering of units in ProLogis European Properties Fund is undertaken, ProLogis has indemnified the unit holders of ProLogis European Properties Fund in the event the unit holders are required to accept a discount to the value of their units because the capital gain tax liability is being transferred to the holders of units in the new public entity. The agreement limits the amount that is subject to ProLogis’ indemnification to 100% of the actual capital gains tax liability that is deferred and transferred by ProLogis to ProLogis European Properties Fund at the time of the initial contribution. Pursuant to the indemnification agreements, ProLogis has recognized a deferred income tax liability of $15.7 million associated with the contributions of 46 properties to ProLogis European Properties Fund during the period from April 1, 2003 to December 31, 2004.

     In June 2004, ProLogis entered into an indemnification agreement with ProLogis North American Properties Fund V whereby ProLogis would indemnify ProLogis North American Properties Fund V for certain future capital gains tax liabilities that could be incurred by ProLogis North American Properties Fund V associated with the contribution of assets located in Mexico. ProLogis’ contributions of properties located in Mexico to ProLogis North American Properties Fund V are structured as contributions of the shares of companies that own the real estate assets. Accordingly, the capital gains tax liability in Mexico associated with the step up in the value, if any, of the underlying real estate assets is deferred and transferred to ProLogis North American Properties Fund V at contribution. ProLogis has indemnified ProLogis North American Properties Fund V to the extent that ProLogis North American Properties Fund V incurs capital gains tax in Mexico as a result of a sale of the real estate asset or an interest in the real estate asset. The agreement limits the amount that is subject to ProLogis’ indemnification with respect to each property located in Mexico to the lesser of (1) the actual capital gains tax paid in Mexico upon the sale of the real estate assets or (2) 100% of the capital gains tax liability in Mexico that is deferred and transferred by ProLogis to ProLogis North American Properties Fund V at the time of the initial contribution. Pursuant to the indemnification agreement, ProLogis has recognized a deferred income tax liability of $4.0 million associated with the contributions of 20 properties located in Mexico to ProLogis North American Properties Fund V during the period from March 28, 2002 to December 31, 2004.

     Summarized financial information of the property funds as of and for the year ended December 31, 2004 is presented below (in millions of U.S. dollars). The information presented is for the entire entity, not ProLogis’ proportionate share of the entity.

		ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis
		North	North	North	North	North	North	North
		American	American	American	American	American	American	American
	ProLogis	Properties	Properties	Properties	Properties	Properties	Properties	Properties
	California	Fund I	Fund II	Fund III	Fund IV	Fund V	Fund VI(1)	Fund VII(1)
Total assets	$627.6	$345.1	$225.1	$199.8	$137.9	$1,225.4	$534.4	$398.7
Third party debt	$334.4	$242.3	$165.0	$150.3	$103.2	$606.3	$307.0	$229.3
Amounts due to ProLogis	$0.2	$0.3	$0.2	$0.2	$0.1	$23.4	$1.2	$0.9
Total liabilities	$340.8	$247.9	$169.0	$152.6	$105.2	$679.1	$312.1	$233.5
Minority interest	$—	$—	$—	$—	$—	$53.5	$0.8	$—
Equity	$286.8	$97.2	$56.1	$47.2	$32.7	$492.8	$221.5	$165.2
Revenues	$75.3	$42.6	$28.0	$22.6	$17.2	$115.0	$14.5	$11.0
Net earnings (loss)(3)	$23.4	$5.4	$4.2	$0.6	$2.8	$47.2	$3.2	$2.0
ProLogis’ ownership at December 31, 2004(4)	50%	41.3%	20%	20%	20%	11.5%	20%	20%

	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis
	North	North	North	North	North	ProLogis	ProLogis
	American	American	American	American	American	European	Japan	All Property
	Properties	Properties	Properties	Properties	Properties	Properties	Properties	Funds
	Fund VIII(1)	Fund IX(1)	Fund X(1)	Fund XI(2)	Fund XII(2)	Fund	Fund	Combined
Total assets	$204.4	$205.3	$228.6	$235.5	$280.0	$3,968.3	$766.3	$9,582.4
Third party debt	$112.0	$123.0	$135.0	$51.2	$80.0	$1,920.7	$327.0	$4,886.7
Amounts due to ProLogis	$0.6	$0.6	$0.4	$0.1	$2.4	$18.6	$40.0	$89.2
Total liabilities	$115.6	$125.6	$138.9	$52.7	$84.8	$2,315.1	$516.3	$5,589.2
Minority interest	$0.9	$—	$—	$—	$—	$3.9	$—	$59.1
Equity	$87.9	$79.7	$89.7	$182.8	$195.2	$1,649.3	$250.0	$3,934.1
Revenues	$7.0	$6.3	$8.4	$7.8	$8.9	$310.9	$40.2	$715.7
Net earnings(3)	$2.4	$1.0	$2.3	$2.1	$2.3	$50.9	$20.7	$170.5
ProLogis’ ownership at December 31, 2004(4)	20%	20%	20%	20%	20%	21.8%	20%	21.6%

(1)	ProLogis North American Properties Funds VI through X began operations on June 30, 2004 and acquired additional properties on August 4, 2004 with the closing of the Keystone Transaction. See Note 3.

(2)	ProLogis acquired its interests in ProLogis North American Properties Funds XI and XII on August 4, 2004 as part of the Keystone Transaction. Balance sheet amounts presented are 100% of the fair values of the assets and liabilities that were determined as part of the purchase accounting adjustments associated with the Keystone Transaction. See Note 3.

(3)	ProLogis recognizes its proportionate share of the earnings or losses of each the property funds under the equity method, fees that it earns from services it provides to the property funds and interest income on advances made to the property funds, if any. The net earnings of the property funds include interest expense on amounts due to ProLogis, if any. The net earnings of ProLogis European Properties Fund include a net foreign currency exchange loss of $2.0 million.

(4)	Represents the actual ownership interest at December 31, 2004 for each property fund and the weighted average of the ownership interests in all property funds at December 31, 2004 based on each entity’s contribution to total assets, before depreciation, net of other liabilities.

   Other Investees

     At December 31, 2004, ProLogis had investments in: (i) six entities that perform CDFS business activities (the “CDFS Joint Ventures”); (ii) in a temperature-controlled distribution company; and (iii) certain other companies that are not included in either of ProLogis’ two reportable business segments. Generally these investments were structured to allow ProLogis to continue to meet the REIT requirements of the Code. ProLogis’ investments in these companies were as follows as of the dates indicated (in thousands of U.S. dollars):

	December 31,
	2004	2003
CDFS Joint Ventures:
United States(1)	$10,477	$—
United Kingdom(2)	9,207	12,734
China(3)	20,803	—

Totals	$40,487	$12,734

Temperature-controlled distribution investees:
CSI/Frigo LLC(4)(5)	$—	$(8,031)
TCL Holding(5)	—	121,861
Wiener Kuhlhaus(6)	5,152	—

Totals	$5,152	$113,830

Other investees:
Insight	$2,003	$2,477
ProLogis Equipment Services	9	9
Nocha LLC(7)	21,187	—

Totals	$23,199	$2,486

(1)	ProLogis acquired investments in two entities as part of the Keystone Transaction in August 2004 (see Note 3). ProLogis has a 50% ownership interest in each entity (one entity owns a recently developed operating property with 0.8 million square feet in Indianapolis and one entity has a 0.8 million square foot property under development in Indianapolis).

(2)	ProLogis has active investments in two joint ventures and an investment in one joint venture in which ProLogis discontinued its participation and significantly reduced its investment in November 2003. ProLogis’ ownership interest in each joint venture is 50%. At December 31, 2004, on a combined basis the two joint ventures in which ProLogis actively participates owned land for future development (10 acres) or controlled land positions (396 acres). During 2004, ProLogis acquired the third party interest in one CDFS Joint Venture bringing its ownership to 100%. Therefore, this investment is presented on a consolidated basis at December 31, 2004.

(3)	This joint venture was formed in 2004 with the acquisition of four operating properties aggregating 0.2 million square feet in the Shanghai, China market. Also in 2004, the joint venture began development on two operating properties aggregating 0.2 million square feet in the Shanghai, China market. ProLogis has a 50% ownership interest in the joint venture. This joint venture’s activities are expected to include both the acquisition of properties that will be rehabilitated and/or repositioned as well as development of properties.

(4)	CSI/Frigo LLC is a limited liability company that owns 100% of the voting common stock of TCL Holding, representing 5% of its net earnings or losses. ProLogis owns 89% of the membership interests (all non-voting) of CSI/Frigo LLC and K. Dane Brooksher, ProLogis’ Chairman of the Board and former Chief Executive Officer, owns the remaining 11% of the membership interests (all voting) and is the managing member of CSI/Frigo LLC. Through a participating note agreement between ProLogis and CSI/Frigo LLC, ProLogis can recognize 95% of the net earnings or losses of CSI/Frigo LLC.

(5)	TCL Holding, through a wholly owned subsidiary, owns and operates a temperature-controlled distribution network in Europe, primarily in France. ProLogis directly owns 100% of the non-voting preferred stock of TCL Holding, representing a 95% interest in its net earnings or losses. ProLogis’ ownership interests in TCL Holding and CSI/Frigo LLC, a holding company that has an ownership interest in TCL Holding, did not result in ProLogis having ownership of or control of the voting common stock or the voting membership interests of these entities. Therefore, these entities were not consolidated in ProLogis’ financial statements in 2003. However, upon adopting FIN 46R, ProLogis began consolidating these investments as of January 1, 2004. See Notes 2 and 6.

(6)	TCL Holding has an investment in a temperature-controlled distribution company operating in Austria. While ProLogis’ investment in TCL Holding was presented under the equity method, this investment was not separately reported by ProLogis. See Note 2.

(7)	ProLogis acquired a preferred equity interest in a real estate company as part of the Keystone Transaction. The preferred interest entitles ProLogis to an annual return of approximately $3 million. However, prior to the closing of the Keystone Transaction in August 2004, Nocha LLC advised Keystone and ProLogis that it was experiencing cash flow constraints and that the payment of monthly cash distributions would be impacted. While ProLogis is entitled to receive its full return on the investment, no income was recognized for the year ended December 31, 2004. ProLogis considered this situation in determining the fair value of this investment as part of its purchase accounting adjustments. See Note 3.

     ProLogis recognized its proportionate shares of the net earnings or losses of its other unconsolidated investees including interest income, if any, as follows for the periods indicated (in thousands of U.S. dollars):

	Years Ended December 31,
	2004	2003	2002
CDFS Joint Ventures:
United States(1)	$99	$—	$—
United Kingdom(2)(3)	13	730	30,082
China(4)	77	—	—

Subtotals	189	730	30,082

Temperature-controlled distribution investees:
CSI/Frigo LLC(5)(6)	—	(1,694)	(1,824)
TCL Holding(6)(7)	—	(9,050)	4,765
Wiener Kuhlhaus(8)	1,188	—	—
ProLogis Logistics(9)	(1,703)	(2,269)	4,131

Subtotals	(515)	(13,013)	7,072

Other investees:
Insight	(475)	(5)	4
ProLogis Equipment Services	—	57	574
GoProLogis(10)	—	—	(2,073)

Subtotals	(475)	52	(1,495)

Totals	$(801)	$(12,231)	$35,659

(1)	ProLogis acquired its 50% ownership interests in these joint ventures as part of the Keystone Transaction in August 2004. See Note 3.

(2)	For 2004, ProLogis had active investments in two joint ventures that primarily hold land for future development. In addition to these two joint ventures, ProLogis actively participated in a third joint venture until November 2003 when it discontinued its participation in and significantly reduced its investment in a joint venture that owned 11 operating properties. These joint ventures were owned by Kingspark S.A. While ProLogis presented its investments in Kingspark S.A. and Kingspark LLC under the equity method (through June 30, 2002), these investments were not separately presented in ProLogis’ balance sheet. ProLogis’ ownership interest in each joint venture is 50%.

(3)	Through June 30, 2002, ProLogis accounted for its investments in Kingspark LLC and Kingspark S.A. under the equity method and recognized income of $29.5 million for the period from January 1, 2002 through June 30, 2002. All of ProLogis’ CDFS business activities in the United Kingdom were performed through these entities. ProLogis had an effective ownership interest in these entities of 99.75% for the period from January 1, 2002 through June 30, 2002.

(4)	ProLogis has a 50% ownership interest in this joint venture which was formed in 2004.

(5)	CSI/Frigo LLC recognized its 5% share of the earnings or losses of TCL Holding under the equity method through its ownership of 100% of TCL Holdings’ voting common stock. ProLogis’ non-voting membership interest in CSI/Frigo entitles it to recognize 89% of the earnings or losses of CSI/Frigo LLC. However, ProLogis and CSI/Frigo LLC entered into a note agreement that allows ProLogis to participate in up to 95% of CSI/Frigo LLC’s net earnings or losses. This investment is presented on a consolidated basis in 2004.

(6)	ProLogis’ shares of the losses of CSI/Frigo LLC and TCL Holding for the year ended December 31, 2003 includes its proportionate share of an impairment loss recognized by TCL Holding associated with its operations in the United Kingdom that were disposed of in December 2003.

(7)	ProLogis directly owns 100% of the non-voting preferred stock of TCL Holding, representing a 95% interest in the earnings or losses of TCL Holding. On a combined basis through its direct and indirect ownership interests, ProLogis recognized 99.75% of the earnings of TCL Holding under the equity method during year ended December 31, 2003. This investment is presented on a consolidated basis in 2004.

(8)	ProLogis, through TCL Holding, has a 50% ownership interest in an operating company and recognizes its proportionate share of the earnings or losses of this entity under the equity method. While ProLogis’ investments in TCL Holding were presented under the equity method, this income was not separately reported by ProLogis.

(9)	Represents adjustments to the operating expenses of CS Integrated LLC (“CSI”) incurred prior to October 2002 and additional losses associated with CSI’s disposition of a significant portion of its operating assets in October 2002. CSI is owned by ProLogis Logistics Services Incorporated (“ProLogis Logistics”). Prior to the disposition transaction in October 2002, ProLogis recognized 99.23% of the earnings or losses of ProLogis Logistics under the equity method through its direct and indirect ownership interests in CSI.

(10)	Represents ProLogis’ proportionate share of the loss recognized by a company in which ProLogis held a non-voting preferred interest. The loss was generated when this company wrote off its remaining investment in a technology company in which it had invested. See Note 16.

6. Discontinued Operations:

   Assets Held For Sale

     The net assets of TCL Holding’s temperature-controlled distribution operations in France that are classified as held for sale consisted of the following at December 31, 2004 (in thousands of U.S. dollars):

Assets:
Property, plant and equipment	$214,695
Accumulated depreciation and amortization	(160,649)

Net property, plant and equipment	54,046
Cash	29,429
Accounts receivable	22,565
Other assets	8,628

Total assets	114,668

Liabilities:

Third party debt	186
Accounts payable	21,591
Deferred income tax liability	14,354
Other liabilities	26,860

Total liabilities	62,991

Net assets	$51,677

     TCL Holding’s operations in France that are classified as held for sale generated a loss of $36.7 million for the year ended December 31, 2004, including an impairment loss of $50.6 million recognized in the fourth quarter of 2004 to reflect the carrying value of the net assets held for sale at their estimated fair value less costs to sell based on current negotiations. These assets were first classified as held for sale in December 2003. While the sale of these assets was not completed within one year of this classification due to unforeseen circumstances, ProLogis does expect to complete the disposal transaction before the end of the second quarter of 2005.

   Assets Disposed of

     ProLogis recognized net gains of $36.2 million as discontinued operations for the year ended December 31, 2004. Of the 20 properties disposed of during 2004 that met the criteria to be presented as discontinued operations, 10 properties were CDFS business assets. These properties generated an aggregate net gain of $32.7 million from aggregate net disposition proceeds of $241.0 million. The remaining 10 properties disposed of in 2004 were held and used in ProLogis’ property operations segment. The dispositions of these properties generated an aggregate net gain of $3.5 million from aggregate net disposition proceeds of $23.1 million. Also, included in the net gain recognized related to properties held and used in the property operations segment for 2004 was a charge of $1.9 million, representing an adjustment to the net gains previously recognized, primarily from the sale of TCL Holding’s operating assets in the United Kingdom in December 2003.

     In addition, ProLogis disposed of five properties during the three months ended March 31, 2005 that met the criteria to be presented as discontinued operations (revised).

     The rental income, rental expenses and depreciation expense attributable to the properties sold during the three months ended March 31, 2005 and the year ended December 31, 2004 that are presented as discontinued operations (other than the amounts recognized upon disposition) are as follows for the periods indicated (in thousands of U.S. dollars):

	Years Ended December 31,
	2004	2003	2002
	(revised)	(revised)	(revised)
Rental income(1)	$4,053	$4,786	$3,438
Rental expenses	(1,261)	(1,480)	(968)
Depreciation and amortization	(1,022)	(1,037)	(862)

Totals, net	$1,770	$2,269	$1,608

(1)	Includes rental expenses recovered from customers of $0.5 million, $0.7 million and $0.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

7. Borrowings:

   Lines of Credit

     The following credit agreements provide ProLogis with revolving lines of credit:

•	$400.0 million revolving line of credit; borrowings generally bear interest at the applicable London Interbank Offered Rate (“LIBOR”) for U.S. dollar denominated borrowings plus 0.65% per annum; facility fee of 0.15% per annum; maturity date of November 8, 2005 that may be extended for one year at ProLogis’ option; Bank of America N.A. acts as administrative agent for a syndicate of 15 banks; no borrowings were outstanding at December 31, 2004.

•	$100.0 million multi-currency (U.S. dollar, euro, pound sterling and yen) revolving line of credit; borrowings generally bear interest at LIBOR for the relevant currency borrowed plus 0.675% per annum; facility fee of 0.125% per annum; maturity date of November 4, 2005; Bank of America N.A. acts as administrative agent for a syndicate of six banks; no borrowings were outstanding at December 31, 2004.

•	$60.0 million multi-currency (U.S. dollar, euro, pound sterling and yen) discretionary line of credit; borrowings, by agreement, bear interest at a rate determined at the time the advance is made; maturity date of November 8, 2005; Bank of America N.A. is the lending bank; no borrowings were outstanding at December 31, 2004; total available borrowing capacity at December 31, 2004 was reduced by $7.2 million, representing ProLogis’ outstanding letters of credit with Bank of America N.A. at December 31, 2004.

•	450.0 million euro (the currency equivalent of approximately $596.9 million at December 31, 2004) multi-currency (U.S. dollar, euro, pound sterling and yen) revolving line of credit; borrowings generally bear interest at the Euro Interbank Offered Rate of the Banking Federation of the European Union (“EURIBOR”) for euro denominated borrowings or LIBOR for the relevant currency borrowed (U.S. dollar, pound sterling and yen) plus 0.80% per annum; unused commitment fee of 0.32% per annum; maturity date of August 8, 2006; ABN AMRO Bank N.V. acts as agent for a syndicate of 23 banks; 313.8 million euro and 50.5 million pound sterling (the currency equivalent of approximately $513.9 million) were outstanding at December 31, 2004 at an average annual interest rate of 3.48%.

•	25.0 million pound sterling (the currency equivalent of approximately $48.3 million at December 31, 2004) revolving line of credit; borrowings bear interest at the Royal Bank of Scotland plc’s base rate plus 1.0% per annum, generally ranging from 4.75% to 5.75% per annum; maturity date of July 31, 2005; Royal Bank of Scotland plc is the lending bank; no borrowings were outstanding at December 31, 2004; total available borrowing capacity at December 31, 2004 was reduced by 14.5 million pound sterling (the currency equivalent of approximately $28.1 million at December 31, 2004), representing ProLogis’ outstanding letters of credit with the Royal Bank of Scotland plc at December 31, 2004.

•	65.0 billion yen (the currency equivalent of approximately $627.0 million at December 31, 2004) revolving line of credit (increased from 40.0 billion yen during 2004); borrowings bear interest at the Tokyo Interbank Offered Rate (“TIBOR”) plus 0.90% per annum; unused commitment fee of 0.25% per annum; maturity date of August 5, 2006 that may be extended for one year at ProLogis’ option; Sumitomo Mitsui Banking Corporation acts as agent for a syndicate of 20 banks; 41.3 billion yen (the currency equivalent of approximately $398.4 million at December 31, 2004) was outstanding at December 31, 2004 at an average annual interest rate of 0.98%.

     At December 31, 2004, ProLogis was in compliance with all covenants contained in each of its credit agreements.

     ProLogis’ lines of credit borrowings are summarized below for the periods indicated (in thousands of U.S. dollars as applicable).

	Years Ended December 31,
	2004	2003	2002(1)
Weighted average daily interest rate	2.08%	2.21%	3.08%
Borrowings outstanding at December 31	$912,326	$699,468	$545,906
Weighted average daily borrowings	$929,968	$619,979	$489,481
Maximum borrowings outstanding at any month end	$1,036,456	$756,216	$567,998
Aggregate borrowing capacity of all lines of credit at December 31(2)	$1,832,218	$1,533,020	$1,147,684
Aggregate borrowing capacity available to ProLogis on all lines of credit at December 31(2)	$1,796,887	$1,513,832	$1,128,577

(1)	In 2002, ProLogis replaced a $500.0 million line of credit with the two separate facilities currently in place (the $400.0 million facility and the $100.0 million multi-currency facility).

(2)	The aggregate borrowing capacity of the discretionary line of credit has been reduced by an amount representing ProLogis’ outstanding letters of credit with Bank of America N.A. as of December 31st of each year presented ($7.2 million for 2004, $10.4 million for 2003 and $9.2 million for 2002). The aggregate borrowing capacity of the Royal Bank of Scotland plc revolving line of credit has been reduced by an amount representing ProLogis’ outstanding letters of credit with that bank as of December 31st of each year presented ($28.1 million for 2004, $8.8 million for 2003 and $9.9 million for 2002, representing the U.S. dollar equivalent of pound sterling denominated letters of credit outstanding).

   Short-Term Borrowing

     On November 18, 2004, ProLogis entered into a credit agreement with Bank of America N.A. providing for a short-term borrowing arrangement in the amount of 62.1 million Canadian dollars (the currency equivalent of approximately $51.3 million at December 31, 2004). Borrowings under this credit agreement, which expires on May 18, 2005, generally bear interest at the Canadian Prime Rate plus 0.65% per annum. The agreement also provides for the payment of a facility fee of 0.15% per annum. At December 31, 2004, 57.8 million Canadian dollars were outstanding under this agreement (the currency equivalent of approximately $47.7 million at December 31, 2004) at an average annual interest rate of 3.27%.

   Senior Notes

     ProLogis has issued senior notes denominated in U.S. dollars that bear interest at fixed rates to be paid on a semi-annual basis. At December 31, 2004, ProLogis had $1.34 billion of publicly traded senior notes (the “Public Notes”) and $160.0 million of senior notes issued pursuant to a private placement (the “Private Placement Notes”) (collectively the “Notes”) outstanding. On April 13, 2004, ProLogis issued 350.0 million euro of senior notes (the currency equivalent of approximately $464.2 million as of December 31, 2004) that are registered on the Luxembourg Stock Exchange (the “Euro Notes”). The Notes require semi-annual interest payments and the Euro Notes require annual interest payments beginning in April 2005. The senior notes outstanding at December 31, 2004 are summarized as follows (in thousands of U.S. dollars as applicable):

					Principal
		Coupon	Maturity	Principal	Payment
Date of Issuance	Par Value	Rate	Date	Balance(1)	Requirement
Public Notes:
July 20, 1998	250,000	7.050%	07/15/06	$249,891	(2)
April 26, 1999	250,000	7.100%	04/15/08	249,973	(2)
May 17, 1996	100,000	7.950%	05/15/08	99,959	(3)
March 2, 1995	93,750	8.720%	03/01/09	93,750	(4)
May 16, 1995	46,875	7.875%	05/15/09	46,804	(5)
February 24, 2003	300,000	5.500%	03/01/13	299,513	(2)
February 4, 1997	100,000	7.810%	02/01/15	100,000	(6)
March 2, 1995	50,000	9.340%	03/01/15	50,000	(7)
May 17, 1996	50,000	8.650%	05/15/16	49,901	(8)
July 11, 1997	100,000	7.625%	07/01/17	99,821	(2)

	1,340,625			1,339,612

Private Placement Notes:
November 20, 1997	135,000	7.250%	11/20/07	134,565	(2)
November 20, 1997	25,000	7.300%	11/20/09	24,862	(2)

	160,000			159,427

Euro Notes:
April 13, 2004(9)	464,240	4.375%	04/13/11	463,277	(2)

Totals	$1,964,865			$1,962,316

(1)	Amounts are net of applicable unamortized original issue discount.

(2)	Principal due at maturity.

(3)	Beginning on May 15, 2005, and through May 15, 2008, requires annual principal payments of $25.0 million.

(4)	Annual principal payments of $18.75 million began on March 1, 2003 and are due on March 1st of each year through 2009.

(5)	Annual principal payments of $9.375 million began on May 15, 2004 and are due on May 15th of each year through 2009.

(6)	Beginning on February 1, 2010, and through February 1, 2015, requires annual principal payments ranging from $10.0 million to $20.0 million.

(7)	Beginning on March 1, 2010, and through March 1, 2015, requires annual principal payments ranging from $5.0 million to $12.5 million.

(8)	Beginning on May 15, 2010, and through May 15, 2016, requires annual principal payments ranging from $5.0 million to $12.5 million.

(9)	The proceeds from the issuance of the Euro Notes were 347.8 million euro (approximately $420.6 million on the date of issuance). A portion of the proceeds were used to repay 76.8 million euro of borrowings under ProLogis’ revolving lines of credit. The remaining cash was repatriated to the United States. The effective annual interest rate is 4.414%.

     The holders of the Euro Notes and the Notes, together with various creditors of ProLogis, share in the benefits of the pledge of intercompany debt obligations by certain subsidiaries of ProLogis. However, the Euro Notes and the Notes are effectively subordinated in certain respects to: (i) any debt of ProLogis secured by a lien on its real property, to the extent of the value of such real property; (ii) debt of certain subsidiaries of ProLogis (that by law are not permitted to guarantee debt of ProLogis) that are allowed to borrow under ProLogis’ 65.0 billion yen revolving line of credit agented by Sumitomo Mitsui Banking Corporation; (iii) borrowings under ProLogis’ 25.0 million pound sterling revolving line of credit provided by Royal Bank of Scotland plc; and (iv) debt of certain other non-U.S. subsidiaries of ProLogis that due to restrictions under applicable law or due to tax considerations, or by agreement, are not required to pledge assets to secure debt of ProLogis. In addition, as a result of the termination of a guaranty by certain subsidiaries of ProLogis that was temporarily in place with respect to the Public Notes, the Public Notes are effectively subordinated in certain respects to any debt of ProLogis that has the benefit of a guaranty by one or more subsidiaries of ProLogis.

     The Notes and the Euro Notes are redeemable at any time at ProLogis’ option. Such redemption and other terms are governed by the provisions of an indenture agreement for the Public Notes, various note purchase agreements for the Private Placement Notes and a trust deed for the Euro Notes. Under the terms of these agreements, ProLogis must meet certain financial covenants. ProLogis was in compliance with all such covenants as of December 31, 2004.

   Secured Debt and Assessment Bonds

     Secured debt and assessment bonds outstanding at December 31, 2004 consisted of the following (in thousands of U.S. dollars as applicable):

					Balloon
			Periodic		Payment
	Interest	Maturity	Payment	Principal	Due at
	Rate(1)	Date	Date	Balance	Maturity
Mortgage notes(2):
Prudential Insurance(3)	6.85	05/31/05	(4)	$48,228	$47,882
Consulate Distribution Center #200(3)	6.97	02/01/06	(5)	3,281	3,152
Plano Distribution Center #2(3)	7.02	04/15/06	(5)	3,331	3,015
Interchange Distribution Ctr. #8 & #9	8.14	06/15/06	(5)	6,821	6,651
Connecticut General Life Insurance	7.08	03/01/07	(5)	139,548	134,431
Vista Del Sol Industrial Center #1 & 2	9.68	08/05/07	(6)	1,496	—
Middleton District Center #7(7)	4.12	09/15/07	(5)	12,847	10,802
State Farm Insurance(3)	7.10	11/01/08	(5)	14,587	13,672
Placid Street Distribution Center #1(3)	7.18	12/01/09	(5)	6,696	6,529
GMAC Commercial Mortgage	8.50	07/01/10	(6)	1,375	—
GMAC Commercial Mortgage	7.75	10/01/10	(6)	4,957	—
Executive Park Distribution Center #3	8.19	03/01/11	(6)	693	—
Cameron Business Center #1(3)	7.23	07/01/11	(5)	5,444	4,526
Allstate Life Insurance	5.56	03/01/13	(8)	31,000	31,000
Charter American	8.10	04/01/17	(6)	2,719	—
Platte Valley Industrial Center #4	10.10	11/15/21	(6)	1,869	—
Morgan Guaranty Trust	7.58	04/01/24	(9)	200,000	127,187

Total mortgage notes				484,892

Assessment bonds(10):
City of Fremont	7.00%	03/01/11	(6)	6,008	—
Various(11)	(10)	(10)	(6)	743	—

Total assessment bonds				6,751

Total mortgage notes and assessment bonds				$491,643

(1)	The weighted average annual interest rates for the mortgage notes and assessment bonds were 7.14% and 7.08%, respectively, at December 31, 2004. The combined weighted average annual interest rate for all of these borrowings at December 31, 2004 was 7.14%.

(2)	The mortgage notes are secured by various real estate assets with an aggregate undepreciated cost of $944.1 million at December 31, 2004. The property name is used to denote the real estate assets that secure the mortgage note, except for mortgage notes that are secured by a pool of properties, in which case the lender is noted.

(3)	Mortgage note was assumed by ProLogis in connection with a merger transaction in 1999. Under purchase accounting, the mortgage note was recorded at its fair value and a premium or discount was recognized, as applicable.

(4)	Principal balance includes premium. Terms are interest only with the stated principal amount of $47.9 million due at maturity.

(5)	Monthly amortization with a balloon payment due at maturity.

(6)	Fully amortizing.

(7)	Mortgage note was assumed by ProLogis in connection with the Keystone Transaction in 2004. Under purchase accounting, the mortgage note was recorded at its fair value and a premium or discount was recognized, as applicable. See Note 3.

(8)	Interest only with the stated principal amount due at maturity.

(9)	Monthly interest payments are due through May 2005; monthly principal and interest payments are due during the period from June 2005 to April 2024 with a balloon payment due at maturity.

(10)	The assessment bonds are issued by municipalities as a means of financing infrastructure and are secured by assessments (similar to property taxes) on various underlying real estate assets with an aggregate undepreciated cost of $229.2 million at December 31, 2004.

(11)	Includes 13 issues of assessment bonds with four municipalities. Interest rates range from 5.50% per annum to 8.75% per annum. Maturity dates range from April 2005 to March 2021.

   Long-Term Debt Maturities

     The approximate principal payments due on the senior notes, secured debt (mortgage notes and securitized debt) and assessment bonds during each of the years in the five-year period ending December 31, 2009 and thereafter are as follows (in thousands of U.S. dollars):

2005	$108,960
2006	324,783
2007	339,935
2008	322,313
2009	63,855
2010 and thereafter	1,296,662

Total principal due	2,456,508
Less: Original issue discount	(2,549)

Total carrying value	$2,453,959

   Interest Expense

     Interest expense for the periods indicated includes the following components (in thousands of U.S. dollars):

	Years Ended December 31,
	2004	2003	2002
Gross interest expense(1)(2)	$184,729	$185,638	$178,210
Premium/discount recognized, net	252	371	315
Amortization of deferred loan costs	5,741	5,891	4,967

	190,722	191,900	183,492
Less: capitalized amounts	37,388	36,425	30,534

Net interest expense	$153,334	$155,475	$152,958

(1)	Includes the stated interest on the debt instrument plus applicable fees.

(2)	The amount of interest paid in cash for the years ended December 31, 2004, 2003 and 2002 was $173.6 million, $184.3 million and $178.1 million, respectively.

8. Minority Interest:

     The minority interest liability at December 31, 2004 consists of:

•	a $63.9 million liability representing the limited partners’ interests in five partnerships controlled by ProLogis;

•	a $2.9 million liability representing the Acquiring Property Funds combined interest in the management company acquired by ProLogis as part of the Keystone Transaction (see Note 3); and

•	offset by $0.5 million representing the minority interest holder’s share of the cumulative losses of TCL Holding S.A. (see Notes 2 and 6).

     Pursuant to certain partnership agreements, ProLogis or a wholly owned subsidiary of ProLogis is the sole controlling general partner of each of five real estate partnerships with all management powers over the business and affairs of the partnership. The limited partners of each of the partnerships generally do not have the authority to transact business for, or participate in the management decisions of, the partnerships. The general partner in each of the partnerships may not, without the written consent of all of the limited partners: (i) take any action that would prevent the partnership from conducting its business; (ii) possess the property of the partnership; (iii) admit an additional partner; or (iv) subject a limited partner to the liability of a general partner. In each partnership, ProLogis or a wholly owned subsidiary, may not voluntarily withdraw from the partnership or transfer or assign its interests in the partnership without the consent of all of the limited partners. The limited partners may freely transfer their partnership units to their affiliates, provided that the transfer does not cause a termination of the partnership under the Code and does not cause ProLogis to cease to comply with the REIT requirements of the Code.

     The five partnerships in which ProLogis is the general partner are as follows at December 31, 2004 (in millions of U.S. dollars as applicable):

		Real Estate
		Assets			Limited
	Formation	(before		ProLogis’	Partnership Units
	Date	depreciation)		Ownership	Outstanding(1)
ProLogis Limited Partnership-I(2)	1993	$220.4	(3)	68.65%	4,520,532	(4)(5)
ProLogis Limited Partnership-III(2)	1994	36.2		95.18%	78,678	(4)(6)
ProLogis Limited Partnership-IV(2)(7)	1994	94.9		98.98%	49,587	(4)(8)
Meridian Realty Partners Limited Partnership(2)	(9)	11.1		91.33%	19,806	(10)
ProLogis Fraser L.P.(11)(12)	2004	(12)		87.46%	879,283	(4)

(1)	During 2004, all of the outstanding limited partnership units in ProLogis Limited Partnership-II were converted into Common Shares bringing ProLogis’ ownership in this partnership to 100%.

(2)	Each outstanding limited partnership unit is entitled to receive cumulative preferential quarterly cash distributions equal to the quarterly distributions paid on Common Shares.

(3)	These properties cannot be sold, prior to the occurrence of certain events, without the consent of the limited partners, other than in tax-deferred exchanges. The Partnership Agreement provides that a minimum level of debt must be maintained within the Partnership, which can include intercompany debt to ProLogis.

(4)	Each limited partnership unit is convertible into one Common Share.

(5)	Entities in which Irving F. Lyons, III, ProLogis’ Vice Chairman and former Chief Investment Officer, has ownership interests owned 2,459,183 of the outstanding limited partnership units in ProLogis Limited Partnership-I at December 31, 2004 or 17.1% of ProLogis Limited Partnership-I’s total units outstanding at December 31, 2004. Mr. Lyons’ effective ownership in ProLogis Limited Partnership-I was 1.8% at December 31, 2004. See Note 16.

(6)	All of the outstanding limited partnership units in ProLogis Limited Partnership-III are owned by Jeffrey H. Schwartz, ProLogis’ Chief Executive Officer. See Note 16.

(7)	ProLogis Limited Partnership-IV was formed through a cash contribution from a wholly owned subsidiary of ProLogis, ProLogis IV, Inc. and through the contribution of properties from the limited partner. ProLogis Limited Partnership-IV and ProLogis IV, Inc. are legal entities that are separate and distinct from ProLogis, its affiliates and each other, and each has separate assets, liabilities, business functions and operations. At December 31, 2004, the sole asset of ProLogis IV, Inc. was its interest in ProLogis Limited Partnership-IV. At December 31, 2004, ProLogis IV, Inc. had outstanding borrowings from ProLogis of $0.6 million.

(8)	During 2004, 4,919 limited partnership units in ProLogis Limited Partnership-IV were converted into Common Shares. After this conversion, all of the outstanding limited partnership units of ProLogis Limited Partnership-IV are owned by Jeffrey H. Schwartz, ProLogis’ Chief Executive Officer. See Note 16.

(9)	This partnership was formed by another REIT that was merged with and into ProLogis in 1999.

(10)	Each limited partnership unit is convertible into 1.1 Common Shares, plus $2.00.

(11)	Each of the outstanding limited partnership units in this partnership are entitled to receive quarterly cash distributions based on available cash, as defined in the partnership agreement. See Note 3.

(12)	This limited partnership was formed on August 4, 2004 in connection with the Keystone Transaction to directly acquire certain net assets of Keystone, including but not limited to real estate assets and interests in property funds that own real estate assets, valued at approximately $245 million as of August 4, 2004. The limited partnership units were valued at $29.7 million. See Note 3.

9. Shareholders’ Equity:

  Shares Authorized

     At December 31, 2004, 275,000,000 shares were authorized. The Board may increase the number of authorized shares and may classify or reclassify any unissued shares of ProLogis stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of such shares.

  Common Shares

     ProLogis had 185,788,783 and 180,182,615 Common Shares outstanding at December 31, 2004 and 2003, respectively. Common Shares have a par value of $0.01 per share.

     ProLogis sells and/or issues Common Shares under various Common Share plans, including share-based compensation plans as follows:

•	1999 Dividend Reinvestment and Share Purchase Plan, amended in November 2002 (the “1999 Common Share Plan”): Allows holders of Common Shares to automatically reinvest Common Share distributions and certain holders and persons who are not holders of Common Shares to purchase a limited number of additional Common Shares by making optional cash payments, without payment of any brokerage commission or service charge. Common Shares that are acquired under the 1999 Common Share Plan, either through reinvestment of distributions or through optional cash payments, are acquired at a price ranging from 98% to 100% of the market price of such Common Shares, as determined by ProLogis. ProLogis generated net proceeds of $35.2 million from the issuance of 1,021,000 Common Shares in 2004, $26.2 million from the issuance of 991,000 Common Shares in 2003 and $125.6 million from the issuance of 5,295,000 Common Shares in 2002 under the 1999 Common Share Plan.

•	Continuous equity offering plan: Allows ProLogis to sell up to 7,400,000 Common Shares through two designated agents who earn a fee of between 2.0% and 2.25% of the gross proceeds. In 2004, ProLogis sold 1,430,000 Common Shares under this plan generating net proceeds to ProLogis of $53.3 million.

•	Long-term incentive plan (the “Incentive Plan”) and Share Option Plan for Outside Trustees (the “Outside Trustees Plan”): Certain employees and members of the Board participate in these share- based compensation plans that provide compensation, generally in the form of Common Shares. There are an aggregate of 22,600,000 Common Shares (190,000 of which are allocated to the ProLogis 401(k) Plan and Trust) that have been made available for award under the Incentive Plan, of which 4,090,000 Common Shares were available for future awards at December 31, 2004 (3,900,000 under the Incentive Plan and 190,000 that are allocated to the 401(k) Plan and Trust). Of the 3,900,000 available for future awards, 3,083,000 Common Shares can only be awarded in the form of share options and 817,000 Common Shares can only be awarded in other forms as allowed under the Incentive Plan, excluding share options. There are an aggregate of 500,000 Common Shares that have been made available under the Outside Trustees Plan of which 282,000 Common Shares are available for future awards at December 31, 2004. Under the Incentive Plan and the Outside Trustees Plan, the exercise of share options and other share awards generated net proceeds to ProLogis of $61.0 million from the issuance of 3,096,000 Common Shares in 2004, $21.4 million from the issuance of 1,296,000 Common Shares in 2003 and $18.7 million from the issuance of 1,073,000 Common Shares in 2002. Also, in 2004, 2003 and 2002, certain employees who earned share awards under the Incentive Plan received cash payments of $2.6 million, $4.3 million and $0.1 million, respectively in lieu of Common Shares. See Note 15.

•	ProLogis Trust Employee Share Purchase Plan (the “Employee Share Plan”): Employees of ProLogis and its participating entities may purchase Common Shares, through payroll deductions only, at a discounted price of 85% of the market price of the Common Shares. The aggregate fair value of Common Shares that an individual employee can acquire in a calendar year under the Employee Share Plan is $25,000. Subject to certain provisions, the aggregate number of Common Shares that may be issued under the Employee Share Plan may not exceed 5,000,000. ProLogis began issuing Common Shares under the Employee Share Plan in January 2002. In 2004, 2003 and 2002, 43,000, 34,000 and 22,000 Common Shares were purchased under the Employee Share Plan, respectively, generating net proceeds to ProLogis of $1.1 million, $0.7 million and $0.4 million, respectively.

     Limited partnership units were redeemed into 16,000 Common Shares in 2004, 104,000 Common Shares in 2003 and 272,000 Common Shares in 2002 (see Note 8).

     ProLogis may repurchase up to $215.0 million of Common Shares under a Common Share repurchase program that began in January 2001. Through December 31, 2004, a total of 5,571,100 Common Shares have been repurchased at a total cost, including fees and commissions paid, of $130.9 million. ProLogis did not repurchase any Common Shares during 2004 and has not made any Common Share repurchases through March 11, 2005. The Common Shares that have been repurchased to date were purchased through open market and privately negotiated transactions, depending on market prices and other conditions. Included in these repurchases are 393,600 Common Shares that were repurchased from employees to retire $9.7 million of outstanding loans related to employee share purchases in 1997.

  Preferred Shares

     At December 31, 2004, ProLogis had three series of Preferred Shares outstanding (“Series C Preferred Shares”, “Series F Preferred Shares”, and “Series G Preferred Shares”). Holders of each series of Preferred Shares outstanding have, subject to certain conditions, limited voting rights and all holders are entitled to receive cumulative preferential dividends based upon each series’ respective liquidation preference. Such dividends are payable quarterly in arrears on the last day of March, June, September and December. Dividends on Preferred Shares are payable when, and if, they have been declared by the Board, out of funds legally available for the payment of dividends. After the respective redemption dates, each series of Preferred Shares can be redeemed at ProLogis’ option. The cash redemption price (other than the portion consisting of accrued and unpaid dividends) with respect to Series C Preferred Shares is payable solely out of the cumulative sales proceeds of other capital shares of ProLogis, which may include shares of other series of Preferred Shares. With respect to the payment of dividends, each series of Preferred Shares ranks on parity with ProLogis’ other series of preferred shares.

     ProLogis’ Preferred Shares outstanding at December 31, 2004 are summarized as follows (amounts in U.S. dollars as applicable):

				Dividend
		Stated		Equivalent Based	Optional
	Number of Shares	Liquidation	Dividend	on Liquidation	Redemption
	Outstanding	Preference	Rate	Preference	Date
Series C Preferred Shares	2,000,000	$50.00	8.54%	$4.27 per share	11/13/26
Series F Preferred Shares	5,000,000	$25.00	6.75%	$1.69 per share	11/28/08
Series G Preferred Shares	5,000,000	$25.00	6.75%	$1.69 per share	12/30/08

     The following preferred share redemptions occurred during the years ended December 31, 2004, 2003 and 2002:

•	All of the 10,000,000 Series D Preferred Shares were redeemed (5,000,000 on December 1, 2003 and 5,000,000 on January 12, 2004). The 2003 redemption was at the price of $25.00 per share, plus $0.3355 in accrued and unpaid dividends for a total redemption value (including accrued dividends) of $126.7 million. The 2004 redemption was at the price of $25.00 per share, plus $0.066 in accrued and unpaid dividends for a total redemption value (including accrued dividends) of $125.3 million. ProLogis recognized a charge of $4.2 million in both 2004 and 2003 representing the excess of the redemption values over the carrying values of the Series D Preferred Shares redeemed in each period.

•	All of the 2,000,000 outstanding Series E Preferred Shares were redeemed on July 1, 2003 at the price of $25.00 per share, plus $0.3685 in accrued and unpaid dividends. The total redemption value (including accrued dividends) was $50.7 million. ProLogis recognized a charge of $3.6 million representing the excess of the redemption value over the carrying value of the Series E Preferred Shares redeemed. The carrying value of the Series E Preferred Shares included a purchase accounting adjustment that was recognized when these shares were issued as part of a 1999 merger transaction.

  Shelf Registration

     ProLogis has a shelf registration statement on file with the SEC that allows it to issue securities in the United States in the form of debt securities, Preferred Shares, Common Shares, rights to purchase Common Shares and Preferred Share purchase rights on an as-needed basis. At December 31, 2004, $695.4 million of shelf-registered securities were available for issuance, subject to ProLogis’ ability to affect an offering on satisfactory terms.

  Ownership Restrictions

     For ProLogis to qualify as a REIT under the Code, five or fewer individuals may own not more than 50% of the value of its outstanding shares of beneficial interest at any time during the last half of ProLogis’ taxable year. Therefore, ProLogis’ Declaration of Trust restricts beneficial ownership (or ownership generally attributed to a person under the REIT tax rules) of ProLogis’ outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of ProLogis’ outstanding shares. This provision assists ProLogis in protecting and preserving its REIT status and protects the interests of shareholders in takeover transactions by preventing the acquisition of a substantial block of outstanding shares.

     Shares of beneficial interest owned by a person or group of persons in excess of these limits are subject to redemption by ProLogis. The provision does not apply where a majority of the Board, in its sole and absolute discretion, waives such limit after determining that the status of ProLogis as a REIT for federal income tax purposes will not be jeopardized or the disqualification of ProLogis as a REIT is advantageous to the shareholders.

10. Distributions and Dividends:

  Common Share Distributions

     In order to comply with the REIT requirements of the Code, ProLogis is generally required to make Common Share distributions (other than capital gain distributions) to its shareholders in amounts at least equal to (i) the sum of (a) 90% of its “REIT taxable income” computed without regard to the dividends paid deduction and its net capital gains and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) certain excess noncash income. ProLogis’ Common Share distribution policy is to distribute a percentage of its cash flow that ensures that ProLogis will meet the distribution requirements of the Code and that allows ProLogis to maximize the cash retained to meet other cash needs, such as capital improvements and other investment activities.

     In December 2004, the Board announced an increase in the annual distribution level for 2005 from $1.46 to $1.48 per Common Share. The payment of Common Share distributions is subject to the discretion of the Board, is dependent upon ProLogis’ financial condition and operating results, and may be adjusted at the discretion of the Board during the year. A distribution of $0.37 per Common Share for the first quarter of 2005 was declared on February 1, 2005. This distribution was paid on February 28, 2005 to holders of Common Shares on February 15, 2005.

     Common Share distributions to shareholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Common Share distributions that exceed ProLogis’ current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital rather than a dividend and generally reduce the shareholder’s basis in the Common Shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the shareholder’s basis in the Common Shares, it will generally be treated as a gain from the sale or exchange of that shareholder’s Common Shares. At the beginning of each year, ProLogis notifies its shareholders of the taxability of the Common Share distributions paid during the preceding year. The following summarizes the taxability of Common Share distributions for the periods indicated (in U.S. dollars; taxability for 2004 is estimated):

	Years Ended December 31,
	2004	2003	2002
Per Common Share:
Ordinary income	$0.94	$1.23	$0.95
Capital gains	0.17	0.05	0.06
Return of capital	0.35	0.16	0.41

Total	$1.46	$1.44	$1.42

Preferred Share Dividends

     Annual per share dividends paid on each series of Preferred Shares were as follows for the periods indicated (in U.S. dollars):

	Years Ended December 31,
	2004	2003	2002
Series C(1)	$4.27	$4.27	$4.27
Series D(2)(3)	—	1.98	1.98
Series E(4)	—	1.09	2.19
Series F(5)	1.69	0.15	—
Series G(6)	1.69	—	—

(1)	For federal income tax purposes, $3.62 of the 2004 dividend, $4.11 of the 2003 dividend and $4.04 of the 2002 dividend are estimated to represent ordinary income to the holders with the remaining portions of each dividend estimated to represent capital gains.

(2)	For federal income tax purposes, of the $1.98 per share dividend paid in 2003 on shares that were not redeemed, $1.90 is estimated to represent ordinary income to the holders and of the total 2002 dividend, $1.87 is estimated to represent ordinary income to the holders. The remaining portions in each year are estimated to represent capital gains.

(3)	ProLogis redeemed all of its 10,000,000 outstanding Series D Preferred Shares (5,000,000 shares on January 12, 2004 and 5,000,000 shares on December 1, 2003). No Series D Preferred Share dividends were declared and paid in 2004, although the total redemption value included accrued and unpaid dividends of $0.066 per share. For 2003, the total dividends paid on the 5,000,000 shares redeemed in that year were $1.82 per share, of which $1.48 was declared and paid prior to the redemption and $0.34 represented accrued and unpaid dividends that were included in the redemption value. Of the dividend declared and paid in 2003 of $1.48 per share, $1.26 is estimated to be ordinary income to the holders, $0.16 is estimated to be qualified dividends and $0.06 is estimated to represent capital gains

(4)	ProLogis redeemed all of its 2,000,000 outstanding Series E Preferred Shares on July 1, 2003. The total dividends paid on the redeemed shares in 2003 were $1.46 per share, of which $1.09 was declared and paid prior to the redemption and $0.37 represented accrued and unpaid dividends that were included in the redemption value. Of the dividend declared and paid in 2003 of $1.09 per share, $0.93 is estimated to represent ordinary income to the holders, $0.12 is estimated to be qualified dividends and $0.04 is estimated to represent capital gains.

(5)	The Series F Preferred Shares were issued on November 28, 2003. For federal income tax purposes, $1.43 of the 2004 dividend and $0.14 of the 2003 dividend are estimated to represent ordinary income to the holders with the remainder estimated to represent capital gains.

(6)	The Series G Preferred Shares were issued on December 30, 2003. For federal income tax purposes, $1.43 of the 2004 dividend is estimated to represent ordinary income to the holders with the remainder estimated to represent capital gains.

     Pursuant to the terms of its Preferred Shares, ProLogis is restricted from declaring or paying any distribution with respect to its Common Shares unless and until all cumulative dividends with respect to the Preferred Shares have been paid and sufficient funds have been set aside for dividends that have been declared for the then-current dividend period with respect to the Preferred Shares.

     ProLogis’ tax return for the year ended December 31, 2004 has not been filed. The taxability information presented for ProLogis’ distributions and dividends paid in 2004 is based upon the best available data. ProLogis’ tax returns for previous tax years have not been examined by the Internal Revenue Service. Consequently, the taxability of distributions and dividends is subject to change.

11. Earnings Per Common Share:

     Reconciliations of the numerator and denominator used to calculate basic net earnings attributable to Common Shares per share to the numerator and denominator used to calculate diluted net earnings attributable to Common Shares per share for the periods indicated are as follows (in thousands of U.S. dollars, except per share amounts):

	Years Ended December 31,
	2004	2003	2002
Net earnings attributable to Common Shares	$202,813	$212,367	$216,166
Minority interest share in earnings	4,875	4,959	5,508

Adjusted net earnings attributable to Common Shares	$207,688	$217,326	$221,674

Weighted average Common Shares outstanding — Basic	182,226	179,245	177,813
Incremental weighted average effect of conversion of limited partnership units	5,035	4,773	4,938
Incremental weighted average effect of potentially dilutive instruments(1)	4,540	3,204	2,118

Adjusted weighted average Common Shares outstanding — Diluted	191,801	187,222	184,869

Net earnings attributable to Common Shares per share — Basic	$1.11	$1.18	$1.22

Net earnings attributable to Common Shares per share — Diluted	$1.08	$1.16	$1.20

(1)	Total weighted average potentially dilutive instruments outstanding were 11,356,000, 10,937,000 and 10,866,000 for 2004, 2003 and 2002, respectively. Of the total potentially dilutive instruments, 553,000, 503,000 and 2,101,000 were antidilutive for 2004, 2003 and 2002, respectively.

12. Business Segments:

     ProLogis has two reportable business segments:

•	Property operations — representing the long-term ownership, management and leasing of industrial distribution properties, either directly or through investments in unconsolidated property funds in which ProLogis has an ownership interest and acts as manager. Each operating property and each investment in a property fund is considered to be an individual operating segment having similar economic characteristics that are combined within the reportable segment based upon geographic location. ProLogis’ operations in the property operations business segment are in North America (the United States and Mexico), Europe (primarily through its investment in ProLogis European Properties Fund which operates in 11 countries, primarily France and the United Kingdom), and Asia (Japan, primarily through its investment in ProLogis Japan Properties Fund, and Singapore).

•	CDFS business — representing the development, acquisition and rehabilitation and/or acquisition and repositioning of industrial distribution properties with the intent to contribute the properties to unconsolidated property funds in which ProLogis has an ownership interest and acts as manager or to sell the developed properties to third parties. Additionally, ProLogis includes the fees earned for development activities on behalf of customers or third parties. Dispositions of land parcels when ProLogis’ development plans no longer include the development of the parcels are also included in this reportable segment. The separate activities in this segment are considered to be individual operating segments having similar economic characteristics that are combined within the reportable segment based upon geographic location. ProLogis’ CDFS business segment operations are in North America (the United States, Mexico and Canada), in 11 countries in Europe (France, United Kingdom, Poland, Netherlands, Italy, Germany, Spain, Czech Republic, Sweden, Hungary and Belgium) and in Asia (Japan, China and Singapore).

     The assets of the CDFS business segment generally include properties under development and land held for development. During the period between the completion of development, rehabilitation or repositioning of a property and the date the property is contributed to a property fund or sold to a third party, the property and its associated rental income and rental expenses are included in the property operations segment because the primary activity associated with the property during that period is leasing. Upon contribution or sale, the resulting gain or loss is part of the income of the CDFS business segment.

     Through December 31, 2002, ProLogis’ investments in companies that operated temperature-controlled distribution networks met the criteria of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, to be presented as a reportable business segment. Beginning in 2003, these investments no longer met the requirements to be separately reported. Consequently, ProLogis’ investments in temperature-controlled distribution operating companies are no longer separately presented and amounts for periods previously presented have been reclassified. Certain sales to third parties are presented as discontinued operations. See Note 6.

     Reconciliations are presented below for: (i) each reportable business segment’s income from external customers to ProLogis’ total revenues; (ii) each reportable business segment’s net operating income from external customers to ProLogis’ earnings before minority interest; and (iii) each reportable business segment’s assets to ProLogis’ total assets. ProLogis’ chief operating decision makers rely primarily on net operating income and similar measures to make decisions about allocating resources and assessing segment performance. The applicable components of ProLogis’ revenues, earnings before minority interest and assets are allocated to each reportable business segment’s income, net operating income and assets. Items that are not directly assignable to a segment are reflected as reconciling items. The following reconciliations are presented in thousands of U.S. dollars:

	Years Ended December 31,
	2004	2003	2002
	(revised)	(revised)	(revised)
Revenues:
Property operations:
United States(1)(2)	$536,720	$537,605	$530,983
Other North America(1)(3)	14,807	18,364	19,508
Europe(2)	34,404	27,148	22,732
Asia(4)	8,406	2,345	77

Total property operations segment	594,337	585,462	573,300

CDFS business:
United States	831	892	1,582
Europe	1,794	1,433	2,377
Asia	73	24	550

Total CDFS business segment	2,698	2,349	4,509

ProLogis’ total revenues	$597,035	$587,811	$577,809

Net operating income:
Property operations(5):
United States(1)(2)(6)	$429,587	$426,523	$428,261
Other North America(1)(3)	12,729	16,730	17,159
Europe(2)(6)(7)	41,028	30,558	29,479
Asia(8)	12,096	3,556	239

Total property operations segment	495,440	477,367	475,138

CDFS business(9)(10):
United States(11)	41,321	44,778	43,026
Other North America(3)	5,146	4,153	12,402
Europe(11)	93,032	47,946	90,153
Asia(11)(12)	34,836	27,920	6,733

Total CDFS business segment	174,335	124,797	152,314

Reconciling items:
Gain (losses) from other unconsolidated investees(13)	(990)	(12,961)	5,577
General and administrative expenses	(82,147)	(65,907)	(53,893)
Depreciation and amortization expense	(171,738)	(163,932)	(152,213)
Relocation expenses	(6,794)	—	—
Interest expense	(153,334)	(155,475)	(152,958)
Interest and other income	3,007	1,883	2,368
Other expense	—	(2,800)	—

Total reconciling items	(411,996)	(399,192)	(351,119)

ProLogis’ earnings before minority interest	$257,779	$202,972	$276,333

	December 31,
	2004	2003	2002
Assets:
Property operations(14):
United States(1)(15)	$3,968,656	$3,714,022	$3,740,050
Other North America(1)	127,034	115,922	94,602

	December 31,
	2004	2003	2002
Europe(15)	701,821	802,639	711,525
Asia(15)(16)	256,615	52,914	3,396

Total property operations segment	5,054,126	4,685,497	4,549,573

CDFS business:
United States(15)	325,076	224,086	260,692
Other North America(17)	82,924	28,373	29,865
Europe(15)	912,028	659,874	567,140
Asia(15)(18)	253,304	243,064	123,650

Total CDFS business segment	1,573,332	1,155,397	981,347

Reconciling items:
Investments in and advances to unconsolidated investees	28,351	116,316	182,769
Cash	236,529	331,503	110,809
Accounts and notes receivable	455	1,682	12,864
Other assets	90,338	77,071	74,018
Discontinued operations — assets held for sale	114,668	—	—

Total reconciling items	470,341	526,572	380,460

ProLogis’ total assets	$7,097,799	$6,367,466	$5,911,380

(1)	Although certain properties owned by ProLogis North American Properties Fund V in 2004, 2003 and 2002 are located in Mexico (19 properties at December 31, 2004, 15 properties at December 31, 2003 and 13 properties at December 31, 2002), ProLogis classifies its entire investment in ProLogis North American Properties Fund V and the associated income recognized under the equity method from its investment in this property fund as part of its United States income, operating income and assets in the property operations segment.

(2)	Excludes rental income of $4,053,000 ($2,691,000 for the United States and $1,362,000 for Europe), $4,786,000 ($4,075,000 for the United States and $711,000 for Europe) and $3,438,000 (all for the United States) for the years ended December 31, 2004, 2003 and 2002, respectively, associated with properties sold during 2005 and 2004. These amounts are presented as discontinued operations by ProLogis. See Note 6.

(3)	All amounts relate to properties and operations in Mexico.

(4)	Amounts for each year were generated by operations in Japan with the exception of $44,000 in 2004 which relates to operations in Singapore.

(5)	Amounts include the operations of ProLogis that are reported on a consolidated basis, including the fees earned by ProLogis for providing services to its unconsolidated property funds and ProLogis’ proportionate shares of the earnings or losses of its unconsolidated property funds recognized under the equity method. See Note 5.

(6)	Excludes rental expenses of $1,261,000 ($799,000 for the United States and $462,000 for Europe), $1,480,000 ($1,182,000 for the United States and $298,000 for Europe) and $968,000 (all for the United States) for the years ended December 31, 2004, 2003 and 2002, respectively, associated with properties sold during 2005 and 2004. These amounts are presented as discontinued operations by ProLogis. See Note 6.

(7)	Amounts recognized under the equity method from an unconsolidated property fund operating in Europe include net foreign currency exchange losses of $0.4 million, $13.4 million and $4.5 million in 2004, 2003 and 2002, respectively. See Note 5.

(8)	Amounts for each year were generated by operations in Japan with the exception of $42,000 in 2004 which relates to operations in Singapore.

(9)	Net proceeds from dispositions of CDFS business assets were as follows:

•	United States: $376.1 million, $357.6 million and $400.4 million for the years ended December 31, 2004, 2003 and 2002, respectively;

•	Other North America (all in Mexico): $21.2 million, $24.0 million and $86.8 million for the years ended December 31, 2004, 2003 and 2002, respectively;

•	Europe: $674.1 million, $363.8 million and $392.6 million for the years ended December 31, 2004, 2003 and 2002, respectively; and

•	Asia (all in Japan): $217.3 million, $155.6 million and $61.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(10)	Excludes net proceeds from dispositions of $241.0 million and net gains from dispositions of $32.7 million the year ended December 31, 2004 associated with properties sold to third parties during 2004. These amounts are presented as discontinued operations by ProLogis. See Note 6.

(11)	Includes amounts recognized under the equity method. See Note 5.

(12)	Other than $77,000 recognized in 2004 from ProLogis’ investment in a CDFS Joint Venture operating in China, all amounts are related to the contributions of properties to ProLogis Japan Properties Fund.

(13)	These amounts relate to unconsolidated investees that do not operate in one of ProLogis’ two reportable business segments. See Note 5.

(14)	Includes properties that were developed or acquired in the CDFS business segment that have not yet been contributed or sold as follows:

•	United States: $335.6 million, $388.2 million and $326.8 million at December 31, 2004, 2003 and 2002, respectively;

•	Other North America (all in Mexico): $69.1 million, $59.8 million and $45.3 million at December 31, 2004, 2003 and 2002, respectively;

•	Europe: $323.7 million, $480.3 million and $290.9 million at December 31, 2004, 2003 and 2002, respectively; and

•	Asia (all in Japan): $169.5 million at December 31, 2004.

(15)	Amounts include investments presented under the equity method. See Note 5.

(16)	At December 31, 2004, includes assets in Japan of $245.0 million and assets in Singapore of $11.6 million. At December 31, 2003 and 2002, all assets are in Japan.

(17)	At December 31, 2004, includes assets in Mexico of $31.6 million and assets in Canada of $51.3 million. At December 31, 2003 and 2002, all assets are in Mexico.

(18)	At December 31, 2004, includes assets in Japan of $223.0 million, in China of $28.4 million and assets in Singapore of $1.9 million. At December 31, 2003 and 2002, all assets are in Japan.

13. Supplemental Cash Flow Information:

     Non-cash investing and financing activities for the years ended December 31, 2004, 2003 and 2002 are as follows:

•	ProLogis received $115.5 million, $55.8 million and $67.3 million of equity interests in property funds from the contribution of properties to these property funds during 2004, 2003 and 200, respectively.

•	Net foreign currency translation adjustments of $63.3 million $101.2 million and $111.0 million were recognized in 2004, 2003 and 2002, respectively.

•	Limited partnership units aggregating $0.9 million, $0.4 million and $1.5 million were converted into Common Shares in 2004, 2003 and 2002, respectively.

•	During 2004, 2003, and 2002, ProLogis capitalized portions of the total cost of its share-based compensation awards of $4.7 million, $5.0 million and $4.1 million, respectively, to the investment basis of its real estate assets.

•	As partial consideration for certain property contributions, ProLogis received: (i) $23.4 million and $24.9 million in the form of notes receivable from ProLogis North American Properties Fund V in 2004 and 2003, respectively, ($20.2 million outstanding at December 31, 2004); (ii) a $21.4 million note receivable from ProLogis Japan Properties Fund in December 2003, which was repaid in January 2004; (iii) a $50.9 million note from a third party (all of which was outstanding at December 31, 2004); and (iv) the assumption of an outstanding mortgage note in the amount of $14.5 million by ProLogis North American Properties Fund VII.

•	On October 23, 2002, ProLogis acquired the voting common stock of ProLogis Logistics and began presenting its investment in ProLogis Logistics on a consolidated basis. Prior to this change in reporting method, ProLogis’ investment in ProLogis Logistics was presented under the equity method. See Notes 2 and 5. At October 23, 2002, ProLogis’ investment in ProLogis Logistics was $85.5 million. ProLogis Logistics had total assets of $117.3 million, liabilities to third parties of $17.7 million, minority interest liability to ProLogis of $99.6 million and net equity of ($31,000) at October 23, 2002.

•	On July 1, 2002, ProLogis acquired the voting membership interests in Kingspark LLC. Kingspark LLC owned the voting common stock of Kingspark S.A. Consequently, ProLogis began presenting its investments in both Kingspark S.A. and Kingspark LLC on a consolidated basis. Prior to this change in reporting method, ProLogis’ investments in Kingspark LLC and Kingspark S.A. were presented under the equity method. See Notes 2 and 5. At June 30, 2002, ProLogis’ combined investments in Kingspark LLC and Kingspark S.A. were $510.1 million (net of amounts deferred related to the portion of gains that do not qualify for current income recognition of $19.5 million — see Note 5). Kingspark S.A. and Kingspark LLC had combined total assets of $644.0 million; combined liabilities to third parties of $114.1 million (including $31.4 million of line of credit borrowings); combined minority interest liability to ProLogis of $529.6 million (including loans of $429.7 million) and net equity of $0.3 million at July 1, 2002.

•	ProLogis assumed $37.2 million of secured debt in connection with the acquisition of properties in 2002.

     See also the discussion of the Keystone Transaction in Note 3.

14. Selected Quarterly Financial Data (Unaudited and revised):

     Selected quarterly financial data (in thousands of U.S. dollars, except for per share amounts) for 2004 and 2003 is as follows:

	Three Months Ended,
	March 31,	June 30,	September 30,	December 31,	Total
2004:
Rental income	$137,242	$136,865	$134,790	$134,662	$543,559

Total revenues	$150,031	$149,244	$148,094	$149,666	$597,035

Total gains, net (CDFS business assets)	$27,158	$53,488	$53,954	$42,367	$176,967

Operating income	$77,784	$103,179	$101,123	$83,922	$366,008

Earnings before certain net gains and net foreign currency exchange gains (expenses/losses)	$47,511	$73,450	$73,276	$58,667	$252,904
Gains recognized on dispositions of certain non-CDFS business assets, net	—	6,072	—	—	6,072
Gains on partial dispositions of investments in property funds	—	3,328	—	—	3,328
Foreign currency exchange gains (expenses/losses), net	3,313	7,912	(1,343)	4,804	14,686
Total income tax expense	(4,953)	(10,630)	(14,570)	(13,409)	(43,562)

Earnings from continuing operations	45,871	80,132	57,363	50,062	233,428
Discontinued operations	8,547	5,517	28,749	(43,446)	(633)

Net earnings	54,418	85,649	86,112	6,616	232,795
Less preferred share dividends	6,684	6,354	6,354	6,354	25,746
Less excess of redemption values over carrying value of preferred shares redeemed	4,236	—	—	—	4,236

Net earnings attributable to Common Shares	$43,498	$79,295	$79,758	$262	$202,813

Net earnings attributable to Common Shares per share — Basic	$0.24	$0.44	$0.44	$—	$1.11

Net earnings attributable to Common Shares per share — Diluted	$0.23	$0.42	$0.42	$—	$1.08

2003:
Rental income	$141,243	$135,875	$131,754	$132,406	$541,278

Total revenues	$151,292	$147,858	$143,780	$144,881	$587,811

Total gains, net (CDFS business assets)	$30,742	$29,584	$25,083	$41,117	$126,526

Operating income	$87,777	$86,862	$77,996	$88,895	$341,530

Earnings before certain net gains and net foreign currency exchange gains (expenses/losses)	$52,735	$62,132	$8,513	$74,633	$198,013
Gains (losses) recognized on dispositions of certain non-CDFS business assets, net	383	3,207	(216)	(1,736)	1,638
Gains on partial dispositions of investments in property funds	—	—	—	74,716	74,716

	Three Months Ended,
	March 31,	June 30,	September 30,	December 31,	Total
Foreign currency exchange gains (expenses/losses), net	(5,102)	(3,669)	(1,970)	154	(10,587)
Total income tax expense	(1,507)	(6,638)	(3,653)	(3,576)	(15,374)

Earnings from continuing operations	46,509	55,032	2,674	144,191	248,406
Discontinued operations	376	628	626	639	2,269

Net earnings	46,885	55,660	3,300	144,830	250,675
Less preferred share dividends	8,179	8,179	7,092	7,035	30,485
Less excess of redemption values over carrying values of preferred shares redeemed	—	—	3,587	4,236	7,823

Net earnings (loss) attributable to Common Shares	$38,706	$47,481	$(7,379)	$133,559	$212,367

Net earnings (loss) attributable to Common Shares per share —Basic	$0.22	$0.27	$(0.04)	$0.74	$1.18

Net earnings (loss) attributable to Common Shares per share — Diluted	$0.21	$0.26	$(0.04)	$0.71	$1.16

     During the three months ended March 31, 2005 and the year ended December 31, 2004, ProLogis disposed of 25 properties that met the criteria to be presented as discontinued operations. Rental income, rental expenses and depreciation expense attributable to these properties for the three-month periods ended March 31, 2004, June 30, 2004 and September 30, 2004 as reported in ProLogis’ Quarterly Reports on Form 10-Q for those quarterly periods and for the three-month periods in 2003 as reported in ProLogis’ 2003 Annual Report on Form 10-K have been restated to reflect the classification of these properties as discontinued operations for all applicable periods.

     In order to conform to the presentation adopted in the fourth quarter of 2003 to reflect rental expense recoveries from customers as a part of rental income rather than as a reduction to rental expenses, rental income amounts for the three-month periods ended March 31, 2003, June 30, 2003, September 30, 2003 as reported in ProLogis’ Quarterly Reports on Form 10-Q for those quarterly periods are presented after reclassification. This adjustment has no effect on ProLogis’ net earnings attributable to Common Shares for these periods.

15. Long-Term Compensation:

  Incentive Plan and Outside Trustees Plan

     The Incentive Plan includes a share option plan, a restricted share unit plan and a performance share plan. No more than 22,410,000 Common Shares in the aggregate may be awarded under the Incentive Plan and no individual may be granted awards with respect to more than 500,000 Common Shares in any one-year period. Common Shares may be awarded under the Incentive Plan through 2007. Additionally, ProLogis has 500,000 Common Shares authorized for issuance under the Outside Trustees Plan. At December 31, 2004, 3,900,000 Common Shares remain to be issued under the Incentive Plan and 282,000 Common Shares remain to be issued under the Outside Trustees Plan. Of the total available for future awards under the Incentive Plan, 3,083,000 Common Shares can only be awarded in the form of share options and 817,000 Common Shares can only be awarded in other forms as allowed under the Incentive Plan, excluding share options.

     Share Options

     ProLogis has granted various share options under the Incentive Plan and the Outside Trustees Plan. Share options issued under the Incentive Plan and the Outside Trustees Plan provide for graded vesting at various rates over periods from one to 10 years, subject to certain conditions. Each share option is exercisable into one Common Share. Share options outstanding at December 31, 2004 were as follows:

				Weighted
				Average
	Number of		Expiration	Remaining
	Options	Exercise Price(1)	Date	Life
Outside Trustees Plan(2)(3)	120,000	$19.75-$27.56	2009-2013	6.7 years
Share option plan(4):
1997 grants(5)	128,894	$21.21875	2007	2.7 years
1998 grants(5)	787,620	$20.9375-$21.0937	2008	3.8 years
1999 grants(5)	757,612	$17.1875-$18.625	2009	4.7 years
2000 grants(5)	765,617	$21.75-$24.25	2010	5.7 years
2001 grants(6)	970,638	$20.675-$22.02	2011	6.7 years
2002 grants(7)	1,336,175	$21.89-$24.755	2012	7.7 years
2003 grants(7)	1,722,104	$24.905-$31.265	2013	8.7 years
2004 grants(7)	2,101,271	$29.41-$41.505	2014	9.7 years
Associated with Common Shares purchased by employees(8):
1997 grants	74,566	$21.21875	2007	2.7 years
2002 grants	138,421	$24.643	2007	2.7 years

Total	8,902,918

(1)	The exercise price is equal to the average of the high and low market prices on the date of grant for each issuance.

(2)	Share options granted generally vest over a four-year period.

(3)	The holders of share options granted before 2001 earn dividend equivalent units (“DEU”) each year until the earlier of the date the underlying share option is exercised or the expiration date of the underlying share option. The holders of share options granted in 2001 earn DEUs only through the vesting period of the underlying share option and the holders of share options granted in 2002 and later do not earn DEUs.

(4)	Share options granted in 1997 vested over a five-year period while other share options granted generally vest over a four-year period.

(5)	The holders of these share options earn DEUs each year until the earlier of the date the underlying share option is exercised or the end of the year prior to the expiration date of the underlying share option.

(6)	The holders of these share options earn DEUs each year until the earlier of the date the underlying share option is exercised or the end of the vesting period of the underlying share option.

(7)	The holders of these share options do not earn DEUs.

(8)	In September 1997, certain employees of ProLogis purchased Common Shares at a price of $21.21875 per share. ProLogis financed 95% of the total price ($27.3 million) of the 1,356,834 Common Shares purchased through ten-year, recourse notes to the participants. For each Common Share purchased, participants were granted two options each to purchase one Common Share for $21.21875. In November 2002, ProLogis repurchased the 393,602 Common Shares that were outstanding from the 1997 employee purchases for $24.643 per share. The employees who sold their Common Shares to ProLogis used the $9.7 million of proceeds that they received from the sales of their Common Shares to repay all of the outstanding amounts due on their notes. As incentive to allow ProLogis to repurchase these Common Shares, ProLogis issued 587,793 share options, each to purchase one Common Share for $24.643 to the employees.

     The weighted average fair value of the share options granted under the Incentive Plan to ProLogis’ employees and granted under the Outside Trustees Plan during 2004 was $5.10 per option. The activity with respect to ProLogis’ share options is presented below for the periods indicated.

		Weighted		Weighted
		Average	Number of	Average
	Number of	Exercise	Options	Exercise
	Options	Price	Exercisable	Price
Balance at December 31, 2001	9,090,860	$21.04	4,190,723	$20.80

Granted/Sold	2,490,311	$24.69
Exercised	(1,203,603)	$20.44
Forfeited	(1,060,238)	$21.63

Balance at December 31, 2002	9,317,330	$22.08	5,098,573	$21.39

Granted	1,991,055	$29.95
Exercised	(989,730)	$21.83
Forfeited	(442,117)	$22.74

Balance at December 31, 2003	9,876,538	$23.72	5,489,352	$21.63

Granted	2,107,771	$34.98
Exercised	(2,751,569)	$22.30
Forfeited	(329,822)	$26.16

Balance at December 31, 2004	8,902,918	$26.73	4,147,949	$22.47

     Restricted Share Units

     Restricted share units (“RSU”) in the form of Common Shares are granted at a rate of one Common Share per RSU from time to time to employees of ProLogis. The RSUs are valued on the grant date based upon the market price of a Common Share on that date. ProLogis recognizes the value of the RSUs granted over the applicable vesting period as compensation expense.

     Additional information with respect to ProLogis’ RSUs includes:

•	There were 706,325 RSUs outstanding at December 31, 2004 with a total value of $17.7 million. Of the RSUs outstanding, 361,875 RSUs were vested with the remaining 344,450 RSUs scheduled to vest through December 31, 2008 (100,858 in each of 2005, 2006 and 2007 with the remainder in 2008).

•	Of the total value of the RSUs outstanding, ProLogis had recognized $9.2 million as compensation expense through December 31, 2004 with the remainder scheduled to be recognized as compensation expense through December 31, 2008 ($2.6 million in each of 2005, 2006 and 2007 with the remainder in 2008).

•	Activity in 2004 included new RSU grants (4,450 at a total value of $0.2 million) and RSU exercises (1,875).

     Performance Share Plan

     Under the performance share plan, certain employees are granted performance share awards (“PSA”). The grants are based on performance criteria established in advance for each employee eligible for the grant. If, based on the performance criteria, a PSA is earned, the recipient must continue to be employed by ProLogis for two years before any portion of the grant is vested. The PSAs carry no voting rights during this two-year waiting period but do earn DEUs, which are vested at the end of the two-year waiting period. The PSAs are valued on the grant date, generally December 31st, based upon the market price of a Common Share on that date. ProLogis recognizes the value of the PSAs granted over the two-year vesting period as compensation expense. For the PSAs that were earned on December 31, 2003 and 2002, ProLogis gave certain employees the option to receive their award in the form of Common Shares or in cash. When cash is paid in settlement of vested PSAs, ProLogis recognizes any excess of the total amount of cash paid over the original value of the award as additional expense at the time the payment is made.

     Additional information with respect to ProLogis’ PSAs includes:

•	There were 811,000 PSAs outstanding at December 31, 2004 with an original value of $27.8 million. Of the PSAs outstanding, 242,050 PSAs with a total value of $6.1 million were fully vested at December 31, 2004 and were distributed in the form of Common Shares to employees in January 2005.

•	Of the PSAs outstanding at December 31, 2004 that had not vested, 260,500 PSAs with a total value of $8.3 million are scheduled to vest on December 31, 2005. The remaining 308,450 PSAs outstanding at December 31, 2004 with an original value of $13.4 million were granted on that date and are scheduled to vest on December 31, 2006.

•	The total value of the vested PSAs at December 31, 2004 had been recognized as compensation expense by ProLogis as of that date. Through December 31, 2004, ProLogis had recognized compensation expense with respect to $4.2 million of the $8.3 million original value of the PSAs scheduled to vest at December 31, 2005. The remaining $4.1 million of value is scheduled to be recognized as compensation expense in 2005.

•	The PSAs granted in 2004 will be expensed in 2005 and 2006 ($6.7 million in each year).

     Dividend Equivalent Units

     DEUs in the form of Common Shares are earned at a rate of one Common Share per DEU for certain share options, RSUs and PSAs. The DEUs are valued on the grant date, generally December 31st, based on the market price of the Common Shares on that date. ProLogis recognizes the value as compensation expense over the vesting period of the underlying share award. Beginning in 2002, share options granted do not earn DEUs. Of the total RSUs outstanding, 167,500 RSUs do not earn DEUs, but do receive cash dividends at ProLogis’ current Common Share annual distribution rate. All PSAs earn DEUs.

     ProLogis had 1,128,000 DEUs with a total value of $32.5 million outstanding at December 31, 2004. Of the total DEUs outstanding, 1,080,000 were vested with the remaining 48,000 DEUs scheduled to vest in 2005. Of the total value of DEUs outstanding, $30.8 million had been recognized as compensation expense through December 31, 2004. The remaining $1.7 million of compensation expense is scheduled to be recognized in 2005.

  Other Plans

     ProLogis has a 401(k) Savings Plan and Trust (“401(k) Plan”), that provides for matching employer contributions in Common Shares of 50 cents for every dollar contributed by an employee, up to 6% of the employees’ annual compensation (within the statutory compensation limit). A total of 190,000 Common Shares have been authorized for issuance under the 401(k) Plan. The vesting of contributed Common Shares is based on the employees’ years of service, with 20% vesting each year of service, over a five-year period. Through December 31, 2004, no Common Shares have been issued under the 401(k) Plan. All of ProLogis’ matching contributions have been made with Common Shares purchased by ProLogis in the open market.

     ProLogis has a Nonqualified Savings Plan to provide benefits for certain employees. The purpose of this plan is to allow highly compensated employees the opportunity to defer the receipt and income taxation of a certain portion of their compensation in excess of the amount permitted under the 401(k) Plan. ProLogis will match the lesser of (a) 50% of the sum of deferrals under both the 401(k) Plan and this plan, and (b) 3% of total compensation up to certain levels. The matching account will vest in the same manner as the 401(k) Plan. For both the 401(k) Plan and the Nonqualified Savings Plan, ProLogis’ expense under the matching provisions was $0.5 million, $0.6 million and $0.5 million for 2004, 2003 and 2002, respectively.

16. Related Party Transactions:

  Transactions with Related Parties

     ProLogis paid a fee of $4.1 million to an affiliate of Macquarie Bank related to capital raised by ProLogis European Properties Fund in 2003. Macquarie Bank has an ownership interest in the manager of ProLogis-Macquarie Fund. See Note 5.

  Transactions with Chairman

     Investments

     ProLogis invested in the non-voting preferred stock of certain entities that have ownership interests in companies that produce income that is not REIT qualifying income (i.e., rental income and mortgage interest income) under the Code. Third parties, including entities in which ProLogis’ former shareholder held non-voting ownership interests, held the voting ownership common stock of these companies. The Code was amended in 2001 to allow ProLogis to have a voting ownership interest in these types of entities. ProLogis began negotiations to acquire the voting ownership interests in these entities in 2000. Before the acquisitions were completed it was determined that some state income tax laws governing REITs would not be changed to coincide with the amendments to the Code. Therefore, CSI/Frigo LLC and Kingspark LLC, limited liability companies in which K. Dane Brooksher, ProLogis’ Chairman of the Board and former Chief Executive Officer, owned the voting membership interests, acquired the voting ownership interests in TCL Holding, ProLogis Logistics and Kingspark S.A. from the third parties.

     Prior to December 31, 2004, ProLogis directly or indirectly acquired Mr. Brooksher’s ownership interests in ProLogis Logistics and Kingspark S.A. Therefore, Mr. Brooksher’s only remaining ownership interest at December 31, 2004 is in TCL Holding S.A., through his membership interest in CSI/Frigo LLC. See Notes 2 and 5.

     CSI/Frigo LLC is a limited liability company that owns 100% of the voting common stock of TCL Holding, representing 5% of its net earnings or losses. ProLogis owns 89% of the membership interests (all non-voting) of CSI/Frigo LLC and Mr. Brooksher owns the remaining 11% of the membership interests (all voting) and is the managing member of CSI/Frigo LLC. Through a participating note agreement between ProLogis and CSI/Frigo LLC, ProLogis can recognize 95% of the net earnings or losses of CSI/Frigo LLC. Mr. Brooksher’s membership interest in CSI/Frigo LLC entitles him to an effective interest in the earnings or losses of TCL Holding of 0.25%. Mr. Brooksher may transfer his membership interests, subject to certain conditions, including the approval of ProLogis. There are no provisions that give ProLogis the right to acquire Mr. Brooksher’s membership interests. Mr. Brooksher does not receive compensation in connection with being the managing member.

     Mr. Brooksher also owns the voting common stock of two technology entities in which ProLogis owns the non-voting common stock. Through this ownership, Mr. Brooksher was entitled to receive dividends equal to 2% of the net cash flow of each entity as defined, if any, and a 2% interest in the net earnings or losses of each entity. Mr. Brooksher contributed non-recourse promissory notes to these entities in the aggregate amount of $1.2 million in exchange for his ownership interest. The notes are payable in July 2005 ($1.1 million), in September 2005 ($71,429) and January 2006 ($51,020) and bear interest at 8% per annum. Neither entity ever made any distributions to either Mr. Brooksher or ProLogis and both entities have ceased operations. ProLogis wrote its investments in each entity to zero in 2001 and 2002. See Note 5.

     Loans

     During 2002, Mr. Brooksher’s outstanding loan associated with the purchase of Common Shares in 1997 under a loan plan that ProLogis offered to certain of its employees was fully repaid through a $1.0 million cash payment and the repurchase of 33,253 Common Shares from Mr. Brooksher. See Note 9.

  Transactions with Other Senior Officers

     Entities in which Irving F. Lyons, III, ProLogis’ Vice Chairman and former Chief Investment Officer, has ownership interests, owned 2,459,183 of the outstanding limited partnership units in ProLogis Limited Partnership-I at December 31, 2004 or 17.1% of ProLogis Limited Partnership-I’s total units outstanding at December 31, 2004. Mr. Lyons’ effective ownership in ProLogis Limited Partnership-I was 1.8% at December 31, 2004. See Note 8.

     At December 31, 2004, Jeffrey H. Schwartz, ProLogis’ Chief Executive Officer owned all of the limited partnership units in ProLogis Limited Partnership-III and in ProLogis Limited Partnership-IV (4.82% of ProLogis Limited Partnership-III’s total units outstanding at December 31, 2004 and 1.02% of ProLogis Limited Partnership-IV’s total units outstanding at December 31, 2004). See Note 8.

17. Financial Instruments:

  Fair Value of Financial Instruments

     The following estimates of the fair value of financial instruments have been determined by ProLogis using available market information and valuation methodologies believed to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that ProLogis would realize upon disposition.

     At December 31, 2004 and 2003, the carrying amounts of certain financial instruments employed by ProLogis, including cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses and construction costs payable were representative of their fair values due to the short-term maturity of these instruments. Similarly, the carrying values of the lines of credit and short-term borrowings balances outstanding approximate their fair values as of those dates since the interest rates on the lines of credit and short-term borrowings are based on current market rates. At December 31, 2004 and 2003, the fair values of ProLogis’ senior notes, secured debt (including mortgage notes and securitized debt) and assessment bonds have been estimated based upon quoted market prices for the same or similar issues or by discounting the future cash flows using rates currently available for debt with similar terms and maturities. The differences in the fair values of ProLogis’ senior notes, secured debt and assessment bonds from the carrying values in the table below are the result of differences in the interest rates that were available to ProLogis at December 31, 2004 and 2003 from the interest rates that were in effect when the debt was issued. The senior notes and many of the secured debt issues contain pre-payment penalties or yield maintenance provisions that could make the cost of refinancing the debt at the lower rates exceed the benefit that would be derived from doing so.

     At December 31, 2004 and 2003, the fair values of ProLogis’ derivative financial instruments are the amounts at which they could be settled, based on quoted market prices or estimates obtained from brokers or dealers. As ProLogis marks its derivative financial instruments to market, their fair values are the same as their carrying values. At December 31, 2004, the carrying value of the interest rate swap contract (the only outstanding derivative contract) is reflected as a component of other liabilities. At December 31, 2003, the carrying values of the foreign currency put option contracts and the interest rate swap contracts are reflected as a component of other assets and the carrying value of the foreign currency forward contract is reflected as a component of other liabilities.

     The following table reflects the carrying amounts and estimated fair values of ProLogis’ financial instruments as of the periods indicated (in thousands of U.S. dollars):

	December 31,
	2004		2003
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value
Senior notes	$1,962,316	$2,140,647	$1,776,789	$1,978,165
Secured debt and assessment bonds:
Mortgage notes and securitized debt	$484,892	$534,560	$506,659	$558,570
Assessment bonds	6,751	7,318	7,753	8,517

Total secured debt and assessment bonds	$491,643	$541,878	$514,412	$567,087

Derivative financial instruments:
Foreign currency put option contracts	$—	$—	$167	$167
Foreign currency forward contract	$—	$—	$(367)	$(367)
Interest rate swap contracts	$(1,101)	$(1,101)	$87	$87

  Derivative Financial Instruments

     ProLogis uses derivative financial instruments as hedges to manage well-defined risk associated with interest and foreign currency exchange rate fluctuations on existing or anticipated obligations and transactions. ProLogis does not use derivative financial instruments for trading purposes.

     The primary risks associated with derivative instruments are market risk and credit risk. Market risk is defined as the potential for loss in the value of the derivative due to adverse changes in market prices (interest rates or foreign currency exchange rates). The use of derivative financial instruments allows ProLogis to manage the risks of increases in interest rates and fluctuations in foreign currency exchange rates with respect to the effects these fluctuations would have on ProLogis’ income and cash flows.

     Credit risk is the risk that one of the parties to a derivative contract fails to perform or meet their financial obligation under the contract. ProLogis does not obtain collateral to support financial instruments subject to credit risk but monitors the credit standing of counterparties, primarily global commercial banks. ProLogis does not anticipate non-performance by any of the counterparties to its derivative contracts. However, should a counterparty fail to perform, ProLogis would incur a financial loss to the extent of the positive fair market value of the derivative contracts, if any.

     The following table summarizes the activity in ProLogis’ derivative contracts for the years ended December 31, 2004, 2003 and 2002 (in millions of U.S. dollars):

		Foreign Currency
	Foreign Currency	Forward	Interest
	Put Options(1)	Swap(2)	Rate Swaps(3)
Notional amounts at December 31, 2001	$65.5	$—	$—
New contracts	56.3	—	—
Matured or expired contracts	(65.7)	—	—

Notional amounts at December 31, 2002	$56.1	$—	$—
New contracts	110.9	47.4	94.7
Matured or expired contracts	(109.1)	—	—

Notional amounts at December 31, 2003	57.9	47.4	94.7
New contracts	19.6	71.8	190.9
Matured or expired contracts	(77.5)	(119.2)	(235.6)

Notional amounts at December 31, 2004	$—	$—	$50.0

(1)	The foreign currency put option contracts are paid in full at execution and are related to ProLogis’ operations in Europe and Japan. The put option contracts provide ProLogis with the option to exchange euro, pound sterling and yen for U.S. dollars at a fixed exchange rate such that, if the euro, pound sterling or yen were to depreciate against the U.S. dollar to predetermined levels as set by the contracts, ProLogis could exercise its options and mitigate its foreign currency exchange losses. The notional amounts of the put option contracts represent the U.S. dollar equivalent of put option contracts with notional amounts of 28.4 million euro, 7.7 million pound sterling and 874.4 million yen at December 31, 2003 and with notional amounts of 38.7 million euro and 9.6 million pound sterling at December 31, 2002.

These contracts generally do not qualify for hedge accounting treatment and are marked-to-market through results of operations at the end of each period. Upon expiration of the contract, the mark-to-market adjustment is reversed, the total cost of the contract is expensed and any proceeds are recognized as a gain. ProLogis recognized aggregate expense of $0.6 million, $2.7 million and $4.4 million in 2004, 2003 and 2002, respectively, on various put option contracts. The amounts recognized include mark-to-market gains of $1.5 million in 2004 and $0.2 million in 2003 and mark-to-market losses of $1.4 million in 2002. See Note 2.

(2)	The foreign currency forward swap contracts were designated as a net investment hedge of certain of ProLogis’ investments in Europe and allowed ProLogis to sell euro at a fixed exchange rate to the U.S. dollar. The aggregate notional amount of these contracts was 97.5 million euro (the currency equivalent of approximately $119.2 million at settlement in April 2004). These contracts qualified for hedge accounting treatment and ProLogis recognized the total increase in value of the contracts of $1.7 million in other comprehensive income in shareholders’ equity in April 2004 and settled the contracts.

(3)	In 2003 and 2004, ProLogis entered into forward-starting interest rate swap contracts with an aggregate notional amount of $185.6 million related to the anticipated issuance of the Euro Notes (see Note 7). The contracts, designated as cash flow hedges, allowed ProLogis to fix a portion of the interest rate associated with the seven-year Euro Notes that were issued in April 2004. These contracts qualified for hedge accounting treatment and ProLogis recognized a total decrease in value of $5.6 million in other comprehensive income in shareholders’ equity upon settlement of the contracts. The amount reported in other comprehensive income related to these contracts is being reclassified to interest expense as interest payments are made on the Euro Notes. Through December 31, 2004, $0.5 million of expense had been reclassified.

In July 2004, ProLogis entered into two forward-starting interest rate swap contracts, each with a notional amount of $50.0 million, related to an anticipated transaction. The contracts were designated as cash flow hedges. The contracts, which qualified for hedge accounting treatment, allowed ProLogis to fix a portion of the interest rate associated with a debt instrument forecasted to be issued for a five-year period. As of December 31, 2004, the anticipated transaction had not been completed. One contract was terminated in August 2004 and ProLogis recognized $0.3 million of expense upon termination. ProLogis recognized a mark-to-market adjustment of $1.1 million in other comprehensive income in shareholders’ equity at December 31, 2004 representing the decrease in value of the outstanding contract. This amount will be reclassified to interest expense as interest payments are made on the forecasted debt instrument. ProLogis will reclassify a total of $0.9 million from other comprehensive income to interest expense in 2005 associated with this interest rate swap contract and four other contracts that have received hedge accounting treatment. ProLogis is hedging its exposure to the variability in future cash flows for forecasted transactions over a maximum period of four months.

18. Commitments and Contingencies:

  Environmental Matters

     All of the properties acquired by ProLogis were subjected to environmental reviews by either ProLogis or the predecessor owners. While some of these assessments have led to further investigation and sampling, none of the environmental assessments have revealed an environmental liability (including any asbestos related liability) that ProLogis believes would have a material adverse effect on ProLogis’ business, financial condition or results of operations. Further, ProLogis is not currently aware of any environmental liability (including any asbestos related liability) that ProLogis believes would have a material adverse effect on ProLogis’ business, financial condition or results of operations.

19. Subsequent Event:

     In June 2005, ProLogis entered into a definitive merger agreement with Catellus Development Corporation (“Catellus”) under which ProLogis will acquire all of the outstanding common stock of Catellus for a total consideration of approximately $5.6 billion, including assumed liabilities and transaction costs. Under the terms of the agreement, Catellus stockholders will be able to elect to receive either $33.81 per share in cash, without interest, or 0.822 of a ProLogis Common Share for every share of Catellus common stock that the stockholder owns. Catellus stockholder elections will be prorated to fix the cash portion of the merger consideration at $1.255 billion. Therefore, approximately 65% of the Catellus shares will be exchanged for ProLogis common shares and approximately 35% of the Catellus shares will be exchanged for cash. ProLogis expects to issue approximately 56.0 million Common Shares in the merger. The merger with Catellus is subject to Catellus and ProLogis shareholder approval, as well as regulatory approvals and satisfaction of other customary closing conditions. The transaction is expected to be completed by the end of 2005.